Consolidated Financial Statements and Notes

FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023

Management’s Responsibility For Financial Reporting
The accompanying Consolidated Financial Statements of Pan American Silver Corp. ("Pan American" or the "Company") have been prepared by and are the responsibility of management and have been approved by the Board of Directors (the "Board").
These Consolidated Financial Statements were prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”) and include managements best estimates and judgements. Pan American has developed and maintains a system of internal controls designed to ensure the reliability of its financial information.
Deloitte LLP, an Independent Registered Public Accounting Firm, has audited these Consolidated Financial Statements. Their report outlines the scope of their examination and opinion on the Consolidated Financial Statements.

"signed"	"signed"
Michael Steinmann	Ignacio Couturier
Chief Executive Officer	Chief Financial Officer
February 19, 2025

Management’s Report on Internal Control over Financial Reporting
Management of Pan American is responsible for establishing and maintaining adequate internal control over financial reporting ("ICFR") and for its assessment of the effectiveness of ICFR.
Pan American's management assessed the effectiveness of the Company's ICFR as of December 31, 2024, in accordance with the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2024, Pan American’s ICFR was effective.
Deloitte LLP, an Independent Registered Public Accounting Firm, has audited the Company’s Consolidated Financial Statements for the year ended December 31, 2024, and as stated in the Report of Independent Registered Public Accounting Firm, they have expressed an unqualified opinion on the effectiveness of the Company’s ICFR as of December 31, 2024.

PAN AMERICAN SILVER CORP.	1

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Pan American Silver Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Pan American Silver Corp. and subsidiaries (the "Company") as of December 31, 2024 and 2023, the related consolidated statements of earnings and comprehensive earnings, cash flows, and changes in equity, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2024, in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2025, expressed an unqualified opinion on the Company's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Impairment - Assessment of Whether Indicators of Impairment or Impairment Reversal Exist within Mineral Properties, Plant and Equipment - Refer to Notes 3m and 5c to the financial statements
Critical Audit Matter Description
The Company’s determination of whether or not an indicator of impairment or impairment reversal exists at the cash generating unit (“CGU”) level requires significant management judgment. Changes in metal price forecasts or discount rates, increases or decreases in estimated future production costs or capital expenditures, reductions or increases in the amount of recoverable mineral reserves and resources and/or adverse or favorable political or

PAN AMERICAN SILVER CORP.	2

regulatory developments can result in a write-down or write-up of the carrying amounts of the Company’s mineral properties, plant and equipment.
While there are several factors that are required to determine whether or not an indicator of impairment or impairment reversal exists, the judgments with the highest degree of subjectivity are future gold and silver prices, discount rates and the Company’s ability or expected timing to restart the Escobal Mine. Auditing these estimates and factors required a high degree of subjectivity in applying audit procedures and in evaluating the results of those procedures. This resulted in an increased extent of audit effort, including the involvement of fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to future gold and silver prices, discount rates and the Company's ability or expected timing to restart the Escobal mine considered in the assessment of indicators of impairment or impairment reversal included the following, among others:
•Evaluated the effectiveness of the Company’s controls over management’s assessment of indicators of impairment or impairment reversal.
•Performed independent research to assess if there have been any substantive local, political, or regulatory changes negatively impacting the ability or expected timing to restart the Escobal Mine.
•With the assistance of fair value specialists:
◦Evaluated future gold and silver prices by comparing management forecasts to third party forecasts; and
◦Evaluated the reasonableness of the changes in discount rates by testing the source information underlying the determination of the discount rates.
/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 19, 2025
We have served as the Company's auditor since 1993.

PAN AMERICAN SILVER CORP.	3

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Pan American Silver Corp.
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Pan American Silver Corp. and subsidiaries (the “Company") as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2024, of the Company and our report dated February 19, 2025, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 19, 2025

PAN AMERICAN SILVER CORP.	4

Consolidated Statements of Financial Position (in millions of U.S. dollars)

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents (Note 27)	$862.8	$399.6
Investments (Note 11)	24.5	41.3
Trade and other receivables	165.2	138.0
Income tax receivables	30.6	62.9
Inventories (Note 12)	605.7	711.6
Other assets (Note 13)	31.6	36.6
	1,720.4	1,390.0
Non-current assets
Mineral properties, plant and equipment (Note 14)	5,325.1	5,675.1
Long-term inventories (Note 12)	29.4	27.8
Long-term tax receivables	11.1	14.7
Deferred tax assets (Note 29)	44.5	80.4
Other long-term assets (Note 16)	72.2	25.1
Total assets	$7,202.7	$7,213.1

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 17)	$489.4	$498.0
Derivative liabilities (Note 10)	12.8	0.1
Provisions (Note 18)	35.3	41.6
Lease obligations (Note 19)	40.6	45.7
Debt (Note 20)	6.8	6.7
Income tax payables	102.1	32.1
	687.0	624.2
Non-current liabilities
Long-term provisions (Note 18)	427.1	432.4
Long-term lease obligations (Note 19)	53.9	52.2
Long-term debt (Note 20)	702.0	697.0
Other long-term liabilities (Note 21)	94.4	93.2
Deferred tax liabilities (Note 29)	521.7	541.6
Total liabilities	$2,486.1	$2,440.6

Equity (Note 22)
Issued capital	5,939.7	5,966.5
Share option reserve	94.2	94.0
Investment revaluation reserve	(30.9)	(30.3)
Deficit	(1,299.5)	(1,269.5)
Total equity attributable to Company shareholders	4,703.5	4,760.7
Non-controlling interests	13.1	11.8
Total equity	4,716.6	4,772.5
Total liabilities and equity	$7,202.7	$7,213.1
Commitments (Note 10(f)); Contingencies (Note 30))
See accompanying notes to the Consolidated Financial Statements
APPROVED BY THE BOARD ON FEBRUARY 19, 2025

"signed"	Gillian Winckler, Director	"signed"	Michael Steinmann, Director

PAN AMERICAN SILVER CORP.	5

Consolidated Statements of Earnings and Comprehensive Earnings (in millions of U.S. dollars and thousand of shares)

	2024	2023
Revenue (Note 28)	$2,818.9	$2,316.1
Cost of sales (Note 28)
Production costs (Note 23)	(1,633.8)	(1,479.2)
Depreciation and amortization (Note 14)	(571.7)	(484.2)
Royalties	(64.9)	(55.9)
	(2,270.4)	(2,019.3)
Mine operating earnings (Note 28)	548.5	296.8

General and administrative	(69.8)	(61.4)
Exploration and project development	(10.1)	(14.6)
Mine care and maintenance (Note 24)	(32.3)	(81.0)
Foreign exchange gains	38.2	8.9
Impairment charges (Note 15)	—	(78.6)
Derivative (losses) gains (Note 10(d))	(25.1)	8.3
Mineral properties, plant and equipment (losses) gains (Note 14)	(1.4)	1.2
Gains from sale of subsidiaries (Note 9)	137.4	6.7
Transaction and integration costs (Note 8)	—	(25.3)
Change in mine reclamation obligations (Note 18)	(53.7)	(15.7)
Other expense	(1.0)	(7.2)
Earnings from operations	530.7	38.1
Investment loss (Note 10(b))	(14.3)	(5.5)
Interest and finance expense (Note 25)	(84.7)	(91.4)
Earnings (loss) before income taxes	431.7	(58.8)
Income tax expense (Note 29)	(319.0)	(46.1)
Net earnings (loss)	$112.7	$(104.9)

Net earnings (loss) attributable to:
Equity holders of the Company	111.5	(103.7)
Non-controlling interests	1.2	(1.2)
	$112.7	$(104.9)
Other comprehensive earnings (loss), net of taxes
Items that will not be reclassified to net earnings (loss)
Remeasurement of retirement benefit plan	(0.2)	(2.6)
Unrealized loss on long-term investment (Note 10(c))	(0.4)	(24.2)
Income tax expense related to long-term investments (Note 29)	—	(0.5)
Total other comprehensive loss	$(0.6)	$(27.3)
Total comprehensive earnings (loss)	$112.1	$(132.2)

Total comprehensive earnings (loss) attributable to:
Equity holders of the Company	110.9	(131.0)
Non-controlling interests	1.2	(1.2)
	$112.1	$(132.2)

Earnings (loss) per share attributable to common shareholders (Note 26)
Basic earnings (loss) per share	$0.31	$(0.32)
Diluted earnings (loss) per share	$0.31	$(0.32)
Weighted average shares outstanding Basic	363,361	326,540
Weighted average shares outstanding Diluted	363,401	326,540
See accompanying notes to the Consolidated Financial Statements.

PAN AMERICAN SILVER CORP.	6

Consolidated Statements of Cash Flows (in millions of U.S. dollars)

	2024	2023
Operating activities
Net earnings (loss)	$112.7	$(104.9)
Income tax expense (Note 29)	319.0	46.1
Depreciation and amortization (Note 14)	571.7	484.2
Impairment charges (Note 15)	—	78.6
Net realizable value inventory charge (recovery) (Note 12, 23)	20.6	(31.8)
Gains from sale of subsidiaries (Note 9)	(137.4)	(6.7)
Accretion on closure and decommissioning provision (Note 18, 25)	31.3	34.2
Change in mine reclamation obligations (Note 18)	53.7	15.7
Investment loss (Note 10(b))	14.3	5.5
Interest paid	(37.3)	(45.1)
Interest expense (Note 25)	47.6	51.4
Interest received	13.9	17.2
Income taxes paid	(163.8)	(149.4)
Other operating activities (Note 27)	5.6	2.0
Net change in non-cash working capital items (Note 27)	(127.8)	53.2
	$724.1	$450.2
Investing activities
Payments for mineral properties, plant and equipment	$(323.3)	$(379.0)
Cash acquired from Yamana Gold Inc. (Note 8)	—	259.5
Cash disposed in sale of subsidiaries (Note 9)	(16.2)	(194.1)
Cash proceeds from sale of subsidiaries (Note 9)	306.6	549.1
Proceeds from disposition of mineral properties, plant and equipment	3.8	3.8
Proceeds from disposal of investments	2.0	144.8
Net (payments) proceeds from derivatives	(5.5)	13.8
	$(32.6)	$397.9
Financing activities
Proceeds from common shares issued	$1.4	$—
Contribution from non-controlling interests	0.1	11.1
Dividends paid	(145.4)	(130.4)
Proceeds from debt (Note 20)	—	315.0
Repayment of debt (Note 20)	(6.7)	(703.5)
Shares repurchased under Normal Course Issuer Bid (Note 22(h))	(24.3)	—
Payment of equipment leases	(50.3)	(44.0)
	$(225.2)	$(551.8)
Effects of exchange rate changes on cash and cash equivalents	(3.1)	(3.7)
Increase in cash and cash equivalents	463.2	292.6
Cash and cash equivalents at the beginning of the year	399.6	107.0
Cash and cash equivalents at the end of the year	$862.8	$399.6
Supplemental cash flow information (Note 27).
See accompanying notes to the Consolidated Financial Statements.

PAN AMERICAN SILVER CORP.	7

Consolidated Statements of Changes in Equity (in millions of U.S. dollars and thousands of shares)

	Attributable to equity holders of the Company
	Issued shares	Issued capital	Share option reserve	Investment revaluation reserve	Deficit	Total	Non- controlling interests	Total equity
Balance, December 31, 2022	210,681	$3,140.0	$93.3	$(3.0)	$(1,034.8)	$2,195.5	$6.1	$2,201.6
Total comprehensive loss
Net loss for the year	—	—	—	—	(103.7)	(103.7)	(1.2)	(104.9)
Other comprehensive loss	—	—	—	(27.3)	—	(27.3)	—	(27.3)
	—	—	—	(27.3)	(103.7)	(131.0)	(1.2)	(132.2)
Shares issued as compensation	221	3.5	—	—	—	3.5	—	3.5
The Acquisition (Note 8)	153,758	2,823.0	—	—	—	2,823.0	484.9	3,307.9
Dispositions (Note 9)	—	—	—	—	—	—	(489.7)	(489.7)
Share-based compensation on option grants	—	—	0.7	—	—	0.7	—	0.7
Contributions from (distributions to) non-controlling interests	—	—	—	—	(0.6)	(0.6)	11.7	11.1
Dividends paid	—	—	—	—	(130.4)	(130.4)	—	(130.4)
Balance, December 31, 2023	364,660	$5,966.5	$94.0	$(30.3)	$(1,269.5)	$4,760.7	$11.8	$4,772.5
Total comprehensive earnings
Net earnings for the period	—	—	—	—	111.5	111.5	1.2	112.7
Other comprehensive loss	—	—	—	(0.6)	—	(0.6)	—	(0.6)
	—	—	—	(0.6)	111.5	110.9	1.2	112.1
Shares issued on the exercise of stock options (Note 22(a))	101	1.9	(0.5)	—	—	1.4	—	1.4
Shares repurchased (Note 22(h))	(1,720)	(28.7)	—	—	3.9	(24.8)	—	(24.8)
Share-based compensation on option grants	—	—	0.7	—	—	0.7	—	0.7
Contributions from non-controlling interests	—	—	—	—	—	—	0.1	0.1
Dividends paid	—	—	—	—	(145.4)	(145.4)	—	(145.4)
Balance, December 31, 2024	363,041	$5,939.7	$94.2	$(30.9)	$(1,299.5)	$4,703.5	$13.1	$4,716.6
See accompanying notes to the Consolidated Financial Statements.

PAN AMERICAN SILVER CORP.	8

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
1. NATURE OF OPERATIONS

Pan American Silver Corp. is the ultimate parent company of its subsidiary group (collectively, the “Company”, or “Pan American”). Pan American is a British Columbia corporation domiciled in Canada, and its office at December 31, 2024 was at Suite 2100 – 733 Seymour Street, Vancouver, British Columbia, V6B 0S6. The Company is listed on the Toronto Stock Exchange (Symbol: PAAS) (the "TSX") and the New York Stock Exchange (Symbol: PAAS) (the "NYSE"). On April 18, 2023, the Company transferred the listing of its common shares from the NASDAQ to the NYSE.
Pan American engages in silver and gold mining and related activities, including exploration, mine development, extraction, processing, refining and reclamation. The Company owns and operates silver and gold mines located in Canada, Mexico, Peru, Bolivia, Argentina, Chile and Brazil. The Company also owns the Escobal mine in Guatemala that continues to be on care and maintenance pending satisfactory completion of a consultation process led by the Ministry of Energy and Mines in Guatemala. In addition, the Company is exploring for new silver and gold deposits, and opportunities throughout the Americas.
On December 2, 2024, the Company completed the disposition of its 100% interest in La Arena S.A. ("La Arena"), which owns the La Arena gold mine as well as the La Arena II project in Peru, to Zijin Mining Group Co., Ltd. ("Zijin") (Note 9).
On March 31, 2023, the Company acquired Yamana Gold Inc. ("Yamana") (Note 8). Yamana was a mid-tier publicly traded precious metals mining company with ownership interests in a diverse portfolio of mines and projects including the following principal mines: Jacobina in Brazil; El Peñon and Minera Florida in Chile; and Cerro Moro in Argentina (the "Acquired Mines"). Yamana's portfolio also included the MARA and Agua de la Falda projects in Argentina and Chile, which were subsequently divested on September 20, 2023 and November 6, 2023, respectively (Note 9).
2. BASIS OF PREPARATION

These Consolidated Financial Statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”), effective as of December 31, 2024.
These Consolidated Financial Statements were approved for issuance by the Board of Directors on February 19, 2025.
3. MATERIAL ACCOUNTING POLICY INFORMATION

The accounting policies applied in the preparation of these audited Consolidated Financial Statements have been applied consistently for all periods presented except as outlined in Note 4. Material accounting policies used in the preparation of these Consolidated Financial Statements are as follows:
a)Functional and presentation currency
The functional and presentation currency of the Company and each of its subsidiaries is the United States dollar ("USD").
b)Basis of measurement
These Consolidated Financial Statements have been prepared on a historical cost basis, except for those assets and liabilities that are measured at fair values at the end of each reporting period.

PAN AMERICAN SILVER CORP.	9

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
c)Basis of consolidation
The accounts of the Company and its subsidiaries, which are controlled by the Company, have been included in these Consolidated Financial Statements. Control is achieved when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control. The principal subsidiaries of the Company and their geographic locations at December 31, 2024 were as follows:

Location	Subsidiary	Ownership Interest	Operations and Development Projects Owned
Brazil	Jacobina Mineração e Comércio Ltda.	100%	Jacobina mine (1)
Canada	Lake Shore Gold Corp.	100%	Bell Creek and Timmins West mines (together "Timmins mine")
Chile	Minera Meridian Ltda.	100%	El Peñon mine (1)
	Minera Florida Ltda	100%	Minera Florida mine (1)
	Minera Cavancha SpA.	80%	La Pepa project (1)
Mexico	Plata Panamericana S.A. de C.V.	100%	La Colorada mine
	Compañía Minera Dolores S.A. de C.V.	100%	Dolores mine
Peru	Pan American Silver Huaron S.A.	100%	Huaron mine
	Shahuindo S.A.C.	100%	Shahuindo mine
Bolivia	Pan American Silver (Bolivia) S.A.	95%	San Vicente mine
Guatemala	Pan American Silver Guatemala S.A.	100%	Escobal mine
Argentina	Minera Tritón Argentina S.A.	100%	Manantial Espejo
	Estelar Resources S.A.	100%	Cerro Moro mine (1)
	Minera Argenta S.A.	100%	Navidad project
(1)Mines and projects from the Acquisition (Note 8).
d)Business combinations
Upon the acquisition of a business, the acquisition method of accounting is used, whereby the purchase consideration is allocated to the identifiable assets, liabilities and contingent liabilities (identifiable net assets) acquired on the basis of fair value at the date of acquisition. When the cost of the acquisition exceeds the fair value attributable to the Company’s share of the identifiable net assets, the difference is treated as goodwill, which is not amortized and is reviewed for impairment annually or more frequently when there is an indication of impairment. If the fair value attributable to the Company’s share of the identifiable net assets exceeds the cost of acquisition, the difference is immediately recognized in the Consolidated Statements of Earnings and Comprehensive Earnings ("SOE"). Acquisition related costs, other than costs to issue debt or equity securities of the acquirer, including investment banking fees, legal fees, accounting fees, valuation fees, and other professional fees are expensed as incurred. The costs to issue equity securities of the Company as consideration for the acquisition are reduced from share capital as share issuance costs. The costs to issue debt securities are capitalized and amortized using the effective interest method.
Non-controlling interests are measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquirers’ identifiable net assets as at the date of acquisition. The choice of measurement basis is made on a transaction by transaction basis.
Control of a business may be achieved in stages. Upon the acquisition of control, any previously held interest is re-measured to fair value at the date control is obtained resulting in a gain or loss upon the acquisition of control.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amounts for the items for which the accounting is incomplete. These provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

PAN AMERICAN SILVER CORP.	10

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
e)Revenue recognition
Revenue associated with the sale of commodities is recognized when control of the asset sold is transferred to the customer. Indicators of control transferring include an unconditional obligation to pay, legal title, physical possession, transfer of risk and rewards and customer acceptance. This generally occurs when the goods are delivered to a loading port, warehouse, vessel or metal account as contractually agreed with the buyer; at which point the buyer controls the goods. In cases where the Company is responsible for the cost of shipping and certain other services after the date on which control of the goods transfers to the customer, these other services are considered separate performance obligations and thus a portion of revenue earned under the contract is allocated and recognized as these performance obligations are satisfied.
The Company’s concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. For this purpose, the transaction price can be measured reliably for those products, such as silver, gold, zinc, lead and copper, for which there exists an active and freely traded commodity market such as the London Metals Exchange and the value of product sold by the Company is directly linked to the form in which it is traded on that market.
Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at fair value through profit or loss ("FVTPL").
IFRS 15 - Revenue from Contracts with Customers ("IFRS 15") requires that variable consideration should only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The Company concluded that the adjustments relating to the final assay results for the quantity and quality of concentrate sold are not significant and do not constrain the recognition of revenue.
Refining and treatment charges under the sales contracts are netted against revenue for sales of metal concentrate.
f)Financial instruments
Financial assets and financial liabilities are recognized in the Company’s Consolidated Statements of Financial Position ("SFP") when the Company becomes a party to the contractual provisions of the instrument.
i)Financial assets
On initial recognition, a financial asset is classified as measured at: amortized cost, fair value through other comprehensive income ("FVTOCI"), or FVTPL. Financial assets at FVTPL are initially measured at fair value and those at amortized cost or FVTOCI are initially measured at fair value plus transaction costs.
Subsequent measurement of financial assets and liabilities depends on the classifications of such assets and liabilities.

PAN AMERICAN SILVER CORP.	11

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Amortized cost:
Financial assets that meet the following conditions are measured subsequently at amortized cost:
•The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and
•The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. Interest income is recognized using the effective interest method. Interest income is recognized in Interest and finance expense in the SOE.
The Company's financial assets at amortized cost primarily include cash and cash equivalents and, receivables not arising from sale of metal concentrates (included in Trade and other receivables) in the SFP (Note 10(a)).
FVTOCI:
Financial assets that meet the following conditions are measured at FVTOCI:
•The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and
•The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding; or
•The Company may make an irrevocable election at initial recognition for particular investments in equity instruments that would otherwise be measured at FVTPL to present subsequent changes in fair value in Other Comprehensive Income ("OCI").
At initial recognition, the Company made an irrevocable election to measure all the investments acquired from Yamana at FVTOCI (Note 10(c)).
FVTPL:
By default, all other financial assets are measured subsequently at FVTPL.
Financial assets measured at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship. Fair value is determined in the manner described in Note 10(e)(ii). The Company's financial assets at FVTPL include its trade receivables from provisional concentrate sales, investments in equity securities not designated as FVTOCI, derivative assets not designated as hedging instruments, and contingent consideration receivable.
ii)Financial liabilities and equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.
An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs. Repurchase of the Company’s own equity instruments is recognized as a direct reduction in equity. No gain or loss is recognized in the SOE on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

PAN AMERICAN SILVER CORP.	12

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Classification of financial liabilities
Financial liabilities other than those which are contingent consideration of an acquirer in a business combination, held for trading or designated as at FVTPL, are measured at amortized cost using effective interest method.
Derivatives
When the Company enters into derivative contracts, these transactions are designed to reduce exposures related to assets and liabilities, firm commitments or anticipated transactions. The Company does not have derivative instruments that qualify as cash flow hedges and consequently all derivatives are recorded at FVTPL.
g)Derivative financial instruments
The Company utilizes foreign currency and commodity contracts, including forward contracts to manage exposure to fluctuations in metal prices and foreign currency exchange rates. For metals production, these contracts are intended to reduce the risk of falling prices on the Company’s future sales. Foreign currency derivative financial instruments, such as forward contracts, are used to manage the effects of exchange rate changes on foreign currency cost exposures. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative and any gains or losses arising from changes in fair value on derivatives are taken directly to earnings for the year. The fair value of forward currency and commodity contracts is calculated by reference to current forward exchange rates and prices for contracts with similar maturity profiles.
h)Inventories
Inventories include work in progress, concentrate, doré, processed silver and gold, heap leach inventory, and operating materials and supplies. Work in progress inventory includes ore stockpiles and other partly processed material. Stockpiles represent ore that has been extracted and is available for further processing. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore are sampled for metal content and are valued based on the lower of cost or estimated net realizable value ("NRV") based upon the period ending prices of contained metal. Cost is determined on a weighted average basis or using a first-in-first-out basis and includes all costs incurred in the normal course of business including direct material and direct labour costs and an allocation of production overheads, depreciation and amortization, and other costs, based on normal production capacity, incurred in bringing each product to its present location and condition. Material that does not contain a minimum quantity of metal to cover estimated processing expenses to recover the contained metal is not classified as inventory and is assigned no value. The work in progress inventory is considered part of the operating cycle which the Company classifies as current inventory and hence heap leach and stockpiles are included in current inventory. Quantities are assessed primarily through surveys and assays.
The Company then processes the ore through the crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. The samples from the automated sampler are assayed each shift and used for process control. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. The pregnant solution from the heap leach is collected and passed through the processing circuit to produce precipitate, which is reported and then smelted to produce doré bars.
The costs incurred in the construction of heap leach pads are capitalized to Mineral Properties, Plant and Equipment. Heap leach inventory represents silver and gold contained in ore that has been placed on the leach pad for cyanide irrigation. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver

PAN AMERICAN SILVER CORP.	13

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
and gold, which is then recovered during the metallurgical process. When the ore is placed on the pad, an estimate of the recoverable ounces is made based on tonnage, ore grade and estimated recoveries of the ore type placed on the pad. The estimated recoverable ounces on the pad are used to compile the inventory cost.
The Company uses several integrated steps to scientifically measure the metal content of the ore placed on the leach pads. The tonnage, grade, and ore type to be mined in a period was first estimated using the Mineral Reserve model. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue, which is assayed to determine their metal content and quantities of contained metal. The estimated recoverable ounces carried in the leach pad inventory are adjusted based on actual recoveries being experienced. Actual and estimated recoveries achieved are measured to the extent possible using various indicators including, but not limited to, individual cell recoveries, the use of leach curve recovery and trends in the levels of carried ounces depending on the circumstances or cumulative pad recoveries.
The Company allocates direct and indirect production costs to by-products on a systematic and rational basis. With respect to concentrate and doré inventory, production costs are allocated based on either gold or silver equivalent ounces contained within the respective concentrate and doré.
The inventory is stated at lower of cost or NRV, with cost being determined using a weighted average cost method. The ending inventory value of ounces associated with the leach pad is equal to opening recoverable ounces plus recoverable ounces placed less ounces produced plus or minus ounce adjustments.
The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates, which rely upon laboratory test work and estimated models of the leaching kinetics in the heap leach pads. Test work consists of leach columns of up to 400 days duration with 150 days being the average, from which the Company projects metal recoveries up to three years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process include estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The ultimate recovery will not be known until the leaching operations cease.
Supplies inventories are valued at the lower of average cost and NRV using replacement cost plus cost to dispose, net of obsolescence. Concentrate and doré inventory includes product at the mine site, the port warehouse and product held by refineries. At times, the Company has a limited amount of finished silver at a minting operation where coins depicting Pan American’s emblem are stamped.
i)Mineral Properties, Plant and Equipment ("MPPE")
On initial acquisition, MPPE are valued at cost, being the purchase price and the directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by management. When provisions for closure and decommissioning are recognized, the corresponding cost is capitalized as part of the cost of the related assets, representing part of the cost of acquiring the future economic benefits of the operation.
In subsequent periods, buildings, plant and equipment are stated at cost less accumulated depreciation and any impairment in value, whilst land is stated at cost less any impairment in value and is not depreciated.
Each asset's or part’s estimated useful life has due regard to both its own physical life limitations and the present assessment of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments. Estimates of remaining useful lives and residual values are reviewed annually. Changes in estimates are accounted for prospectively.
The net carrying amounts of MPPE are reviewed for impairment either individually or at the cash-generating unit ("CGU") level when events and changes in circumstances indicate that the carrying amounts may not be

PAN AMERICAN SILVER CORP.	14

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
recoverable. To the extent that these values exceed their recoverable amounts, that excess is recorded as an impairment charge.
In countries where the Company paid Value Added Tax (“VAT”) and where there is uncertainty of its recoverability, the VAT payments have either been capitalized to mineral property costs relating to the property or expensed if it relates to mineral exploration. If the Company ultimately recovers previously capitalized amounts, the amount received will be applied to reduce mineral property costs or taken as a credit against current expenses depending on the prior treatment.
Expenditure on major maintenance or repairs includes the cost of the replacement of parts of assets and overhaul costs. Where an asset or part of an asset is replaced and it is probable that future economic benefits associated with the item will be available to the Company, the expenditure is capitalized and the carrying amount of the item replaced derecognized. Similarly, overhaul costs associated with major maintenance are capitalized and depreciated over their useful lives where it is probable that future economic benefits will be available and any remaining carrying amounts of the cost of previous overhauls are derecognized. All other costs are expensed as incurred.
Where an item of MPPE is disposed of or ceases to have a future economic benefit, it is derecognized and the difference between its carrying value and net sales proceeds is recorded as gain or loss on disposal in the SOE.
j)Operational mining properties and mine development
When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs incurred to develop such property including costs to further delineate the ore body and remove overburden to initially expose the ore body prior to the start of mining operations, are capitalized.
Costs associated with commissioning activities on constructed plants are capitalized from the date of mechanical completion of the facilities until the date the Company is ready to commence commercial production. These costs are then amortized using the units-of-production ("UOP") method (described below) over the life of the mine, commencing on the date of commercial production.
Acquisition costs related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company makes a preliminary evaluation to determine that the property has significant potential to economically develop the deposit. The time between initial acquisition and full evaluation of a property’s potential is dependent on many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable deposit is discovered, such costs are amortized when production begins. If no mineable deposit is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.
Major development expenditures on producing properties incurred to increase production or extend the life of the mine are capitalized while ongoing mining expenditures on producing properties are charged against earnings as incurred.
k)Depreciation of MPPE
The carrying amounts of MPPE (including initial and any subsequent capital expenditure) are depreciated to their estimated residual value over the estimated useful lives of the specific assets concerned, or the estimated life of the associated mine or mineral lease, if shorter. Estimates of residual values and useful lives are reviewed annually and any change in estimate is taken into account in the determination of remaining depreciation charges, and adjusted if appropriate, at each SFP date. Changes to the estimated residual values or useful lives are accounted for prospectively. Depreciation commences on the date when the asset is available for use as intended by management.

PAN AMERICAN SILVER CORP.	15

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
i)UOP basis
For mining properties and leases and certain mining equipment, the economic benefits from the asset are consumed in a pattern which is linked to the production level. Except as noted below, such assets are depreciated on a UOP basis.
In applying the UOP method, depreciation is normally calculated using the quantity of material extracted from the mine in the period as a percentage of the total quantity of material to be extracted in current and future periods based on proven and probable reserves.
ii)Straight line basis
Assets within operations for which production is not expected to fluctuate significantly from one year to another or which have a physical life shorter than the related mine are depreciated on a straight line basis.
MPPE are depreciated over their useful life, or over the remaining life of the mine if shorter. The major categories of property, plant and equipment are depreciated on a UOP basis and/or straight-line basis as follows:
•Land – not depreciated
•Mobile equipment – 2 to 10 years
•Buildings and plant facilities – 10 to 50 years
•Mining properties and leases including capitalized evaluation and development expenditures – based on applicable reserves on a UOP basis.
•Exploration and evaluation – not depreciated until mine goes into production
•Assets under construction – not depreciated until assets are ready for their intended use
l)Exploration and evaluation
Exploration expenditures are incurred in the search for economic mineral deposits or the process of obtaining more information about existing mineral deposits and typically include costs associated with drilling, sampling, mapping and other activity related to the search for ore.
Evaluation expenditures are incurred to establish the technical and commercial viability of mineral deposits and typically include costs associated with determining optimal methods of extraction and metallurgical and treatment processes, permitting, and preparing economic evaluations.
Exploration expenditures are expensed as incurred. Evaluation expenditures are capitalized when management determines there is a high degree of confidence that future economic benefits will flow to the Company. Acquired exploration and evaluation projects and acquired exploration rights are recognized as assets at their cost of acquisition or at fair value if purchased as part of a business combination.
Capitalized exploration and evaluation expenditures are reclassified to Reserve and Resources within MPPE, in accordance with Note 3(j), once the technical feasibility and commercial viability are demonstrated.
m)Impairment (and reversals of impairment) of non-current assets
The Company reviews and tests the carrying amount of MPPE and intangible assets with finite lives when there is an indication of impairment or impairment reversal. Additionally, disposal groups held for sale are tested for impairment upon classification as a disposal group held for sale.
Impairment assessments on MPPE and intangible assets are conducted at the level of the CGU. The recoverable amount of a CGU is the higher of value in use ("VIU") and fair value less cost to sell. VIU is the net present value of expected future cash flows. Impairments are recognized for any excess of carrying value over the recoverable amount.
Where the recoverable amount is assessed using discounted cash flow techniques, the resulting estimates are based on detailed mine and/or production plans. The cash flow forecasts are based on best estimates of

PAN AMERICAN SILVER CORP.	16

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
expected future revenues and costs, including the future cash costs of production, capital expenditure, closure, restoration and environmental clean-up. These may include net cash flows expected to be realized from extraction, processing and sale of mineral resources that do not currently qualify for inclusion in proven or probable ore reserves. Such non-reserve material is included where there is a high degree of confidence in its economic extraction. This expectation is usually based on preliminary drilling and sampling of areas of mineralization that are contiguous with existing reserves. Typically, the additional evaluation to achieve reserve status for such material has not yet been done because this would involve incurring costs earlier than is required for the efficient planning and operation of the mine.
Where the recoverable amount of a CGU is dependent on the life of its associated ore, expected future cash flows reflect long term mine plans, which are based on detailed research, analysis and iterative modeling to optimize the level of return from investment, output and sequence of extraction. The mine plan takes account all relevant characteristics of the ore, including waste to ore ratios, ore grades, haul distances, chemical and metallurgical properties of the ore affecting process recoveries and capacities of processing equipment that can be used. The mine plan is therefore the basis for forecasting production output in each future year and for forecasting production costs.
The Company’s cash flow forecasts are based on estimates of future commodity prices, which assume market prices will revert to the Company’s assessment of the long-term average price, generally over a period of three to five years. These assessments often differ from current price levels and are updated periodically.
The discount rates applied to the future cash flow forecasts represent an estimate of the rate the market would apply having regard to the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted, including appropriate adjustments for the risk profile of the countries in which the individual CGU operate. The great majority of the Company’s sales are based on prices denominated in USD. To the extent that the currencies of countries in which the Company produces commodities strengthen against the USD without commodity price offset, cash flows and, therefore, net present values are reduced.
Non-financial assets other than goodwill that have suffered impairment are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed.
n)Closure and decommissioning costs
The mining, extraction and processing activities of the Company normally give rise to obligations for site closure or rehabilitation. Closure and decommissioning works can include facility decommissioning and dismantling; removal or treatment of waste materials; site and land rehabilitation. The extent of work required and the associated costs are dependent on the requirements of relevant authorities and the Company’s environmental policies. Provisions for the cost of each closure and rehabilitation program are recognized at the time that environmental disturbance occurs. When the extent of disturbance increases over the life of an operation, the provision is increased accordingly. Costs included in the provision encompass all closure and decommissioning activity expected to occur progressively over the life of the operation and at the time of closure in connection with disturbances at the reporting date. Routine operating costs that may impact the ultimate closure and decommissioning activities, such as waste material handling conducted as an integral part of a mining or production process, are not included in the provision. Costs arising from unforeseen circumstances, such as the contamination caused by unplanned discharges, are recognized as an expense and liability when the event gives rise to an obligation which is probable and capable of reliable estimation. The timing of the actual closure and decommissioning expenditure is dependent upon a number of factors such as the life and nature of the asset, the operating license conditions, and the environment in which the mine operates. Expenditures may occur before and after closure and can continue for an extended period of time dependent on closure and decommissioning requirements. Closure and decommissioning provisions are measured at the expected value of future cash flows, discounted to their present value and determined according to the probability of alternative estimates of cash flows occurring for each operation. Discount rates used are specific to the underlying obligation. Significant judgments and estimates are involved in forming

PAN AMERICAN SILVER CORP.	17

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
expectations of future activities and the amount and timing of the associated cash flows. Those expectations are formed based on existing environmental and regulatory requirements which give rise to a constructive or legal obligation.
When provisions for closure and decommissioning are initially recognized, the corresponding cost is capitalized as a component of the cost of the related asset, representing part of the cost of acquiring the future economic benefits of the operation. The capitalized cost of closure and decommissioning activities is recognized in MPPE and depreciated accordingly. The value of the provision is progressively increased over time as the effect of discounting unwinds, creating an expense recognized in interest and finance expense. Closure and decommissioning provisions are also adjusted for changes in estimates. Those adjustments are accounted for as a change in the corresponding capitalized cost, except where a reduction in the provision is greater than the un-depreciated capitalized cost of the related assets, in which case the capitalized cost is reduced to nil and the remaining adjustment is recognized in the SOE. In the case of closed sites, changes to estimated costs are recognized immediately in the SOE. Changes to the capitalized cost result in an adjustment to future depreciation and finance charges. Adjustments to the estimated amount and timing of future closure and decommissioning cash flows are a normal occurrence in light of the significant judgments and estimates involved.
The provision is reviewed at the end of each reporting period for changes to obligations, legislation or discount rates that impact estimated costs or lives of operations and adjusted to reflect current best estimate. The cost of the related asset is adjusted for changes in the provision resulting from changes in the estimated cash flows or discount rate and the adjusted cost of the asset is depreciated prospectively.
o)Share-based payments
The Company recognizes a stock based compensation expense for all compensation shares, share purchase options, and equity-settled restricted share units ("RSUs") awarded to employees and officers based on the fair values at the date of grant. The fair values at the date of grant for share purchase options and equity-settled RSUs are expensed over the respective vesting periods with a corresponding increase to equity. The fair value of share purchase options is determined using the Black-Scholes option pricing model with market related inputs as of the date of grant. Share purchase options with graded vesting schedules are accounted for as separate grants with different vesting periods and fair values. The fair value of equity-settled RSUs is the market value of the underlying shares at the date of grant. At the end of each reporting period, the Company re-assesses its estimates of the number of awards that are expected to vest and recognizes the impact of any revisions to this estimate in the SOE.
The Company recognizes a stock based compensation expense for performance share units (“PSUs”) which are awarded to eligible employees and are settled in cash. Compensation expense for the PSUs is recorded on a straight-line basis over the three year vesting period. This estimated expense is reflected as a component of net earnings over the vesting period of the PSUs with the related obligation recorded as a liability on the SFP. The amount of compensation expense is adjusted at the end of each reporting period to reflect (i) the fair market value of common shares plus the cash equivalent of any dividends distributed by the Company during the three year performance period; (ii) the number of PSUs anticipated to vest; and (iii) the anticipated performance factor.
The Company recognizes a stock based compensation expense for RSUs which are awarded to eligible employees and can be settled in cash or common shares. The estimated compensation expense for the RSUs is recorded on a straight-line basis over the three year vesting period and is reflected as a component of net earnings over the vesting period of the RSUs. For RSUs that the Company intends to settle in cash upon vesting, or the counterparty has the option to settle in cash or common shares, the Company records a liability for the obligation on the SFP, and the expense and liability are adjusted each reporting period to reflect (i) the changes in fair market value of common shares plus the cash equivalent of any dividends distributed by the Company during the three year performance period; and (ii) the number of RSUs anticipated to vest. For RSUs

PAN AMERICAN SILVER CORP.	18

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
that the Company intends to settle in common shares, the Company expenses the fair value on the date of grant over the vesting period with a corresponding increase to equity.
The Company recognizes a stock based compensation expense for deferred share units ("DSUs") which are awarded to eligible directors, and can be settled in cash or common shares at the discretion of the Company when the eligible director ceases to hold all positions with the Company as a result of death, retirement, or loss of office or employment. As the Company currently intends to settle the DSUs in cash, the Company records a liability for the obligation on the SFP, and the expense and liability are adjusted each reporting period to reflect (i) the changes in fair market value of common shares plus the cash equivalent of any dividends distributed by the Company and (ii) the number of DSUs anticipated to vest.
p)Income taxes
Taxation on the earnings or loss for the year comprises current and deferred tax. Taxation is recognized in the SOE except to the extent that it relates to items recognized in OCI or directly in equity, in which case the tax is recognized in OCI or equity.
Current tax is the expected tax payable on the taxable income for the year using rates enacted or substantively enacted at the year end, and includes any adjustment to tax payable in respect of previous years.
Deferred tax is provided using the SFP liability method, providing for the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax assessment or deduction purposes. Where an asset has no deductible or depreciable amount for income tax purposes, but has a deductible amount on sale or abandonment for capital gains tax purposes, that amount is included in the determination of temporary differences.
The tax effect of certain temporary differences is not recognized, principally with respect to goodwill; temporary differences arising on the initial recognition of assets or liabilities (other than those arising in a business combination or in a manner that initially impacted accounting or taxable earnings); and temporary differences relating to investments in subsidiaries, jointly controlled entities and associates to the extent that the Company is able to control the reversal of the temporary difference and the temporary difference is not expected to reverse in the foreseeable future. The amount of deferred tax recognized is based on the expected manner and timing of realization or settlement of the carrying amount of assets and liabilities, with the exception of items that have a tax base solely derived under capital gains tax legislation, using tax rates enacted or substantively enacted at period end. To the extent that an item’s tax base is solely derived from the amount deductible under capital gains tax legislation, deferred tax is determined as if such amounts are deductible in determining future assessable income.
The carrying amount of deferred income tax assets is reviewed at each SFP date and reduced to the extent that it is no longer probable that sufficient taxable earnings will be available to allow all or part of the deferred income tax asset to be utilized. To the extent that an asset not previously recognized fulfills the criteria for recognition, a deferred income tax asset is recorded.
Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which the asset is realized or the liability is settled, based on tax rates and tax laws enacted or substantively enacted at the SFP date.
Mining taxes and royalties are treated and disclosed as current and deferred taxes if they have the characteristics of an income tax. Judgments are required about the application of income tax legislation. These judgments and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognized on the SFP and the amount of other tax losses and temporary differences not yet recognized. In such circumstances, some or the entire carrying amount of recognized deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the SOE.

PAN AMERICAN SILVER CORP.	19

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Deferred tax assets, including those arising from tax losses, capital losses and temporary differences, are recognized only where it is probable that taxable earnings will be available against which the losses or deductible temporary differences can be utilized. Assumptions about the generation of future taxable earnings and repatriation of retained earnings depend on management’s estimates of future cash flows. These depend on estimates of future production and sales volumes, commodity prices, reserves, operating costs, closure and decommissioning costs, capital expenditures, dividends and other capital management transactions.
4. CHANGES IN ACCOUNTING STANDARDS

New and amended IFRS Accounting Standards that are effective for the current period
Classification of Liabilities as Current or Non-Current (Amendments to IAS 1)
Effective January 1, 2024, the Company implemented Amendments to IAS 1 which provides clarification on the presentation of liabilities. The classification of liabilities as current or non- current is based on contractual rights that are in existence at the end of the reporting period and is affected by expectations about whether an entity will exercise its right to defer settlement. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of ‘settlement’ to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendments also clarify how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. Covenants to be complied with after the reporting date do not affect the classification of debt as current or non-current at the reporting date. The implementation of this amendment did not have a material impact on the Company.
New and amended IFRS Accounting Standards not yet effective in the current period
Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted.
IFRS 18 - Presentation and Disclosure in Financial Statements
In April 2024, IFRS 18 Presentation and Disclosure in Financial Statements was released. IFRS 18 replaces IAS 1 Presentation of Financial Statements while carrying forward many of the requirements in IAS 1. IFRS 18 introduces new requirements to: i) present specified categories and defined subtotals in the statement of earnings, ii) provide disclosures on management-defined performance measures ("MPMs") in the notes to the financial statements, iii) improve aggregation and disaggregation. Some of the requirements in IAS 1 are moved to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and IFRS 7 Financial Instruments: Disclosures. The IASB also made minor amendments to IAS 7 Statement of Cash Flows and IAS 33 Earnings per Share in connection with the new standard. IFRS 18 requires retrospective application with specific transition provisions. The Company is required to apply IFRS 18 for annual reporting periods beginning on or after January 1, 2027 with early adoption permitted. The Company is currently evaluating the impact of IFRS 18 on its financial statements.
Lack of Exchangeability (Amendments to IAS 21)
The amendments contain guidance to specify when a currency is exchangeable and how to determine the exchange rate when it is not. The amendments are effective for annual reporting periods beginning on or after January 1, 2025. The Company is currently evaluating the impact of this amendment.

PAN AMERICAN SILVER CORP.	20

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
5. SIGNIFICANT JUDGMENTS IN APPLYING ACCOUNTING POLICIES

Judgments that have the most significant effect on the amounts recognized in the Company’s Consolidated Financial Statements are as follows:
a)Capitalization of evaluation costs
The Company has determined that evaluation costs capitalized during the year relating to the operating mines and certain other exploration interests have potential future economic benefits and are potentially economically recoverable. In making this judgment, the Company has assessed various sources of information including but not limited to the geologic and metallurgic information, history of conversion of mineral deposits to proven and probable mineral reserves, scoping and feasibility studies, proximity to existing ore bodies, operating management expertise and required environmental, operating and other permits.
b)Functional currency
The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which each operates. The Company has determined that its functional currency and that of its subsidiaries is the USD. The determination of functional currency may require certain judgments to determine the primary economic environment. The Company reconsiders the functional currency used when there is a change in events and conditions which determined the primary economic environment.
c)Impairment, or impairment reversal, of mining interests
There is significant judgment involved in assessing whether any indications of impairment, or impairment reversal, exist for mining interests, with consideration given to both external and internal sources of information. Information the Company considers include changes in the market, economic and legal environment in which the Company operates that are not within its control that affect the recoverable amount of mining interests. Internal sources of information include the manner in which MPPE are being used or are expected to be used and indications of the economic performance of the assets. Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the mining properties and the appropriate discount rate. Changes in metal price forecasts, increases or decreases in estimated future costs of production, increases or decreases in estimated future capital costs, reductions or increases in the amount of recoverable mineral reserves and mineral resources and/or adverse or favorable current economics can result in a write-down or write-up of the carrying amounts of the Company’s mining interests. In the year ended December 31, 2024, no impairment indicators were identified and $nil impairment charges were incurred. In the year ended December 31, 2023, the Company identified indicators of impairment at the Morococha mine and Shahuindo's crushing and agglomeration plant (Note 15) and incurred impairment charges of $78.6 million.
d)Yamana Acquisition Business Combination
Management has concluded that Yamana constitutes a business and, therefore, the acquisition is accounted for in accordance with IFRS 3 - Business Combinations. Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value.

PAN AMERICAN SILVER CORP.	21

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
6. KEY SOURCES OF ESTIMATION UNCERTAINTY IN THE APPLICATION OF ACCOUNTING POLICIES

Key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities are:
•Revenue recognition: Revenue from the sale of concentrate to independent smelters is recognized when control of the asset sold is transferred to the customer. The Company's concentrate sales contracts with third-party buyers, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on applicable commodity prices set on specified quotational periods, typically ranging from one month prior to shipment, and can extend to three months after the shipment arrives at the smelter and is based on average market metal prices. Sales revenue is commonly subject to adjustments based on an inspection of the product by the customer. In such cases, sales revenue is initially recognized on a provisional basis using the Company’s best estimate of contained metal, and adjusted subsequently. Revenues are recorded under these contracts at the time control passes to the buyer based on the expected settlement period. Revenue on provisionally priced sales is recognized based on estimates of the fair value of the consideration receivable based on forward market prices and estimated quantities. At each reporting date provisionally priced metal is marked to market based on the forward selling price for the quotational period stipulated in the contract. Variations between the price recorded at the date when control is transferred to the buyer and the actual final price set under the smelting contracts are caused by changes in metal prices resulting in the receivable being recorded at FVTPL. In a period of high price volatility, as experienced under current economic conditions, the effect of mark-to-market price adjustments related to the quantity of metal which remains to be settled with independent smelters could be significant. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted.
•Estimated recoverable ounces: The carrying amounts of the Company’s mining properties are depleted based on recoverable ounces. Changes to estimates of recoverable ounces and depletable costs including changes resulting from revisions to the Company’s mine plans and changes in metal price forecasts can result in a change to future depletion rates.
•Mineral reserve estimates: The figures for mineral reserves and mineral resources are disclosed in accordance with National Instrument 43 - 101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators and in accordance with “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines – adopted November 29, 2019 ”, prepared by the Canadian Institute of Mining, Metallurgy and Petroleum Mineral Resource and Mineral Reserve Committee. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial position and results of operation.
•Valuation of Inventory: In determining mine production costs recognized in the SOE, the Company makes estimates of quantities of ore stacked in stockpiles, placed on the heap leach pad and in process and the recoverable silver in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories. Refer to Note 12 for details.
•Depreciation and amortization rates for MPPE: Depreciation and amortization expenses are allocated based on assumed asset lives and depreciation and amortization rates. Should the asset life or depreciation rate differ from the initial estimate, an adjustment would be made in the SOE prospectively. A change in the mineral

PAN AMERICAN SILVER CORP.	22

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
reserve estimate for assets depreciated using the UOP method would impact depreciation expense prospectively.
•Estimation of decommissioning and reclamation costs and the timing of expenditures: The cost estimates are updated annually during the life of a mine to reflect known developments, (e.g. revisions to cost estimates and to the estimated lives of operations), and are subject to review at regular intervals. Decommissioning, restoration and similar liabilities are estimated based on the Company’s interpretation of current regulatory requirements, constructive obligations and are measured at the best estimate of expenditures required to settle the present obligation of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine at the end of its productive life. The carrying amount is determined based on the net present value of estimated future cash expenditures for the settlement of decommissioning, restoration or similar liabilities that may occur upon decommissioning of the mine. Such estimates are subject to change based on changes in laws and regulations and negotiations with regulatory authorities, and the Company's learned experience in decommissioning assets. Refer to Note 18 for details on decommissioning and restoration costs.
•Income taxes and recoverability of deferred tax assets: In assessing the probability of realizing income tax assets recognized, the Company makes estimates related to expectations of future taxable income, applicable tax rates and tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, the Company gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. The Company considers relevant tax planning opportunities that are within the Company’s control, are feasible and within management’s ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. Also, future changes in tax laws could limit the Company from realizing the tax benefits from the deferred tax assets. The Company reassesses unrecognized income tax assets at each reporting period. Refer to Note 29 for further discussion on income taxes.
•Accounting for acquisitions: The fair value of assets acquired, liabilities assumed and the resulting goodwill, if any, require that management make certain judgement and estimates taking into account information available at the time of acquisition about future events, including, but not limited to, estimates of mineral reserves and resources acquired, exploration potential, future operating costs and capital expenditures, future metal prices, long-term foreign exchange rates, discount rates and tax rates.
•Provisions and contingencies: Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event the Company’s estimates of the future resolution of these matters change, the Company will recognize the effects of the changes in its Consolidated Financial Statements on the date such changes occur. Refer to Note 30 for further discussion on contingencies.

PAN AMERICAN SILVER CORP.	23

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
7. MANAGEMENT OF CAPITAL

The Company’s objective when managing its capital is to maintain its ability to continue as a going concern while at the same time maximizing the growth of its business and providing returns to its shareholders. The Company’s capital structure consists of shareholders’ equity (comprising issued capital plus share option reserve plus deficit, plus investment revaluation reserve) with a balance of $4.7 billion as at December 31, 2024 (2023 - $4.8 billion). The Company manages its capital structure and makes adjustments based on changes to its economic environment and the risk characteristics of the Company’s assets. The Company’s capital requirements are effectively managed based on the Company having a thorough reporting, planning and forecasting process to help identify the funds required to ensure the Company is able to meet its operating and growth objectives.
The Company is not subject to externally imposed capital requirements and the Company’s overall objective with respect to capital risk management remains unchanged from the year ended December 31, 2023.
8. YAMANA ACQUISITION

On March 31, 2023, the Company completed the acquisition of 100% of the issued and outstanding shares of Yamana for consideration of 153.8 million Pan American Common Shares, which were valued at approximately $2.8 billion based on the closing price of the shares on March 30, 2023 (the "Acquisition"). After this share issuance, Pan American shareholders owned approximately 58%, while former Yamana shareholders owned approximately 42%, of the shares of the combined company.
As a result of the Acquisition, the Company received $259.5 million in cash and cash equivalents from Yamana. The Company began consolidating the operating results, cash flows and net assets of Yamana from March 31, 2023 onwards.
The Company sought to increase production of silver and gold, expand its mineral reserves, mine life and growth opportunities through the acquisition of Yamana's diverse portfolio of mines and projects, including the following principal mines: Jacobina in Brazil; El Peñon and Minera Florida in Chile; and Cerro Moro in Argentina.
The Company had a measurement period of up to one year from the acquisition date to determine the acquisition date fair value of the acquired assets and liabilities. The acquisition date fair values were finalized during the year ended December 31, 2023.
For the year ended December 31, 2023, from the date of acquisition on March 31, 2023, the assets acquired from Yamana contributed $916.1 million of revenue and $6.5 million of net earnings. Had the transaction occurred January 1, 2023, Yamana would have contributed revenue of $1,198.3 million and pre-tax net income of $30.6 million for the year ended December 31, 2023.
Total consideration:

Nature of consideration	Shares (in millions)	Consideration
Pan American Shares (1)	153.8	$2,823.0
(1)The Pan American Share consideration value is based on an assumed value of $18.36 per share (based on the closing price of the common shares of Pan American on NASDAQ on March 30, 2023).

PAN AMERICAN SILVER CORP.	24

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Allocation of the purchase price:

Acquisition date fair value
Assets acquired
Cash and cash equivalents	$259.5
Investments	59.5
Accounts receivable (1)	20.4
Income tax receivables	19.4
Value added tax receivables	54.0
Inventories	247.5
Mineral properties, plant and equipment	5,054.4
Other assets	59.4
Liabilities assumed
Accounts payable	(215.3)
Income tax payables	(22.4)
Provision for closure and decommissioning liabilities	(244.0)
Litigation provisions	(34.6)
Lease obligations	(81.4)
Debt (2)	(927.6)
Other long-term liabilities	(59.7)
Deferred taxes	(881.2)
Net assets acquired	3,307.9
Non-controlling interests (3)	(484.9)
Net assets attributable to Pan American	$2,823.0
(1)Trade receivables acquired had a fair value of $0.5 million, which was equal to their gross contractual value. Other receivables acquired had a fair value of $19.9 million. Trade and other receivables acquired were substantially collected during the year ended December 31, 2023.
(2)Debt acquired included: 1. two senior notes with a fair value of $675.2 million (Note 20); 2. a revolving credit facility with a fair value of $205 million, which was immediately repaid on Acquisition Date (Note 20); 3. the MARA loan with a fair value of $37.0 million which was disposed as part of the MARA disposition (Note 9) (Note 20); and 4. Short-term loan in Jacobina with a fair value of $10.4 million that was repaid during the year ended December 31, 2023 (Note 20).
(3)Non-controlling interests were measured at the proportionate share in the identifiable net assets recognized.
The Company recorded acquisition related costs of $nil for the year ended December 31, 2024 (2023 - $25.3 million).

PAN AMERICAN SILVER CORP.	25

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
9. DISPOSITIONS

For the year ended December 31, 2024	La Arena
Cash proceeds (1)	$306.6
Net smelter return royalty	29.7
Contingent consideration	36.8
Net proceeds	373.1

Cash and cash equivalents	16.2
Trade and other receivables	29.6
Inventories	134.2
Mineral properties, plant and equipment	223.2
Other assets	0.1
Accounts payable and accrued liabilities	(55.1)
Other current liabilities	(15.6)
Provisions	(86.5)
Other long term liabilities	(12.3)
Net assets attributable to Pan American	233.8
Less: Net Proceeds	373.1
Add: Costs directly attributable to the disposal	1.9
Gain on disposal	$137.4
(1) Includes $61.6 million of estimated net closing cash and preliminary working capital adjustments.
La Arena Sale
On May 1, 2024, the Company announced that it agreed to sell its 100% interest in La Arena to Zijin. On December 2, 2024 (the "Closing Date"), the Company completed the disposition. In accordance with the share purchase agreement for the sale of La Arena ("SPA"), the Company received total cash proceeds of $306.6 million, which was comprised of $245.0 million of cash consideration, estimated net closing cash (Closing Date cash less Closing Date indebtedness), and an estimated net working capital amount, as defined in the SPA. The net working capital is subject to final adjustments as provided in the SPA.
Additionally, Zijin granted the Company a life-of-mine gold net smelter return royalty ("La Arena NSR") of 1.5% for the La Arena II project, and contingent consideration of $50.0 million payable in cash ("Contingent Consideration") contingent upon the commencement of commercial production from the La Arena II project. The Contingent Consideration is also subject to certain adjustments as provided in the SPA relating to closure costs of the La Arena mine.
The Company recorded the La Arena NSR at a fair value of $29.7 million upon initial recognition. The fair value of the La Arena NSR was estimated using a discounted future cash flow model ("DCF"). The key assumptions in the DCF included: production metrics and duration based on the preliminary feasibility study for the La Arena II Project; prevailing consensus metal prices as at the Closing Date; and, an 8.0% discount rate based on a weighted average cost of capital ("WACC") adjusted for specific risks for the La Arena NSR.
The Company recorded the Contingent Consideration at a fair value of $36.8 million upon initial recognition. The fair value was estimated using a DCF by applying assumptions consistent with those applied for the La Arena NSR valuation, and a 7.5% discount rate based on a WACC adjusted for specific risks for the Contingent Consideration. Given that the payment is contingent on the successful commencement of commercial production, the Contingent Consideration is classified as a financial asset, measured at FVTPL, in accordance with IFRS 9 - Financial Instruments (Note 10) and its fair value shall be subsequently re-measured at the end of each reporting period with changes recognized in the SOE.

PAN AMERICAN SILVER CORP.	26

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)

For the year ended December 31, 2023	MARA	Morococha	ADLF	Total
Cash proceeds (1)	$475.0	$28.6	$45.5	$549.1
Net smelter return royalty	90.0	—	11.1	101.1
Net proceeds	565.0	28.6	56.6	650.2

Cash and cash equivalents	188.4	5.6	0.1	194.1
Other current assets	9.1	4.8	0.1	14.0
Mineral properties, plant and equipment	1,400.5	35.8	142.2	1,578.5
Other non-current assets	3.1	0.8	—	3.9
Current liabilities	(27.0)	(11.6)	(0.4)	(39.0)
Provisions	(133.2)	(11.2)	(3.7)	(148.1)
Deferred tax liabilities	(380.4)	(0.1)	(38.8)	(419.3)
Long-term debt	(31.5)	—	—	(31.5)
Other long-term liabilities	(19.3)	(0.1)	—	(19.4)
Net carrying amount	1,009.7	24.0	99.5	1,133.2
Non-controlling interest	(444.7)	(2.1)	(42.9)	(489.7)
Net assets attributable to Pan American	565.0	21.9	56.6	643.5
Less: net proceeds	565.0	28.6	56.6	650.2
Gain on disposal	$—	$6.7	$—	$6.7
(1) The Morococha sale cash consideration includes $3.6 million related to final working capital adjustments.
MARA Sale
On July 31, 2023, the Company announced that it had entered into a definitive agreement to sell its 56.25% interest in the MARA project, located in the Catamarca province of Argentina, acquired as part of the Acquisition, to Glencore International AG ("Glencore"). On September 20, 2023, the Company completed the sale. The Company received cash proceeds of $475 million and a life-of-mine copper net smelter return royalty ("MARA NSR") of 0.75% on a 100% interest in the property with the right for Pan American to freely transfer the royalty.
The Company recorded the MARA NSR at an estimated fair value of $90.0 million. The fair value of the MARA NSR was estimated by the Company using a DCF, for which the key assumptions included production metrics and duration based on the preliminary feasibility study on the MARA Project, prevailing consensus metal prices as at September 2023, and an 8% discount rate.
Morococha Sale
On June 19, 2023, the Company entered into a binding agreement to sell its 92.3% interest in Compañia Minera Argentum S.A. (“CMA”), Pan American's Peruvian subsidiary that owned the Morococha mine located in Peru. The sale was completed on September 22, 2023 for cash proceeds of $28.6 million, inclusive of a $5.0 million deposit paid in Q2 2023 and final working capital adjustments. The Company had recorded an impairment charge of $42.4 million (Note 15) upon Morococha's classification as an asset held for sale in June 2023.
Agua de la Falda Sale
On July 31, 2023, the Company entered into a definitive agreement to sell its 57.74% interest in the Agua de la Falda ("ADLF") project, located in the Atacama region of northern Chile, acquired as part of the Acquisition, and completed the sale on November 6, 2023 for cash proceeds of $45.5 million and granted to Pan American’s subsidiary a net smelter return royalty of 1.25% on all precious metals and a net smelter return royalty of 0.2% ("Agua de la Falda NSR") on all base metals production from certain mineral concessions of ADLF, applied on a pro rata basis in accordance with the ownership interest acquired in such concessions.
The Company recorded the Agua de la Falda NSR at an estimated fair value of $11.1 million. The fair value of the Agua de la Falda NSR was estimated using a DCF for which the key assumptions included: production metrics and duration based on preliminary feasibility studies on the project, prevailing consensus metal prices as at November 2023, and a 6% discount rate.

PAN AMERICAN SILVER CORP.	27

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
10. FINANCIAL INSTRUMENTS

a)Financial assets and liabilities by categories:

December 31, 2024	Amortized cost	FVTPL	FVTOCI	Total
Financial Assets:
Cash and cash equivalents	$862.8	$—	$—	$862.8
Trade receivables from provisional concentrates sales (1)	—	31.2	—	31.2
Receivable not arising from sale of metal concentrates (1)	127.3	—	—	127.3
Investments	—	23.7	0.8	24.5
Contingent Consideration (Note 9) (2)	—	36.8	—	36.8
	$990.1	$91.7	$0.8	$1,082.6
Financial Liabilities:
Derivative liabilities	$—	$12.8	$—	$12.8
Debt	$708.8	$—	$—	$708.8
(1)Included in Trade and other receivables.
(2)Included in Other long-term assets.

December 31, 2023	Amortized cost	FVTPL	FVTOCI	Total
Financial Assets:
Cash and cash equivalents	$399.6	$—	$—	$399.6
Trade receivables from provisional concentrates sales (1)	—	17.5	—	17.5
Receivable not arising from sale of metal concentrates (1)	110.1	—	—	110.1
Investments	—	38.1	3.2	41.3
Derivative assets (2)	—	6.9	—	6.9
	$509.7	$62.5	$3.2	$575.4
Financial Liabilities:
Derivative liabilities	$—	$0.1	$—	$0.1
Debt	$703.7	$—	$—	$703.7
(1)Included in Trade and other receivables.
(2)Included in Other assets and Other liabilities.
b)Investments recorded at FVTPL
A portion of the Company’s investments are recorded at FVTPL. The losses from investments recorded at FVTPL for the year ended December 31, 2024 and 2023 were as follows:

	2024	2023
Unrealized losses on investments	$(14.3)	$(6.5)
Realized gains on investments	—	1.0
	$(14.3)	$(5.5)
c)Investments recorded at FVTOCI
A portion of the Company's investments are recorded at FVTOCI. The losses from the Company's investments recorded at FVTOCI for the year ended December 31, 2024 and 2023 were as follows:

	2024	2023
Unrealized losses on investments	$(0.5)	$(5.4)
Realized gains (losses) on investments (1)	0.1	(18.8)
	$(0.4)	$(24.2)
(1)Excludes income tax expense of $nil, recorded through OCI, related to investments for the year ended December 31, 2024 (2023 - $0.5 million).

PAN AMERICAN SILVER CORP.	28

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
d)Derivative instruments
The Company's derivatives are comprised of foreign currency and commodity contracts. The losses and gains on derivatives for the year ended December 31, 2024 and 2023 were comprised of the following:

	2024	2023
Realized (losses) gains on derivatives	$(5.5)	$13.8
Unrealized losses on derivatives	(19.6)	(5.5)
	$(25.1)	$8.3
e)Fair value information
i)Fair Value Measurement
The categories of the fair value hierarchy that reflect the inputs to valuation techniques used to measure fair value are as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities;
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
Level 3: Inputs for the asset or liability based on unobservable market data
The levels in the fair value hierarchy into which the Company’s financial assets and liabilities that are measured and recognized on the SFP at fair value on a recurring basis were categorized as follows:

	At December 31, 2024			At December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets and Liabilities:
Investments (Note 11)	$24.5	$—	$—	$41.3	$—	$—
Trade receivables from provisional concentrate sales	—	31.2	—	—	17.5	—
Derivative assets (1)	—	—	—	—	6.9	—
Contingent Consideration (Note 9) (1)	—	—	36.8	—	—	—
Derivative liabilities	—	(12.8)	—	—	(0.1)	—
	$24.5	$18.4	$36.8	$41.3	$24.3	$—
(1)Included in Other assets and Other liabilities.
The methodology and assessment of inputs for determining the fair value of financial assets and liabilities as well as the levels of hierarchy for the Company’s financial assets and liabilities measured at fair value remains unchanged from that at December 31, 2023.
ii)Valuation Techniques
Investments
The Company’s investments are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy and are primarily equity securities. The fair value of the equity securities is calculated using the quoted market price multiplied by the quantity of shares held by the Company.
Derivative assets and liabilities
The Company’s derivative assets and liabilities were comprised of foreign currency and commodity contracts which are classified within Level 2 of the fair value hierarchy and valued using observable market prices.
Receivables from provisional concentrate sales
A portion of the Company’s trade receivables arose from provisional concentrate sales and are classified within Level 2 of the fair value hierarchy and valued using quoted market prices based on the forward

PAN AMERICAN SILVER CORP.	29

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
London Metal Exchange for copper, zinc and lead and the London Bullion Market Association P.M. fix for gold and silver.
Contingent Consideration
The Contingent Consideration receivable from the disposition of La Arena is contingent upon successful commencement of commercial production at the La Arena II project and is classified within Level 3 of the fair value hierarchy and valued using a DCF (Note 9). The key unobservable inputs, which are not materially sensitive, include the estimated time to commercial production and the risk-adjusted WACC.
f)Financial Instruments and related risks
The Company has exposure to risks of varying degrees of significance, which could affect its ability to achieve its strategic objectives for growth and shareholder returns. The principle financial risks to which the Company is exposed are:
i)Credit risk
ii)Liquidity risk
iii)Market risk
1. Currency risk
2. Interest rate risk
3. Price risk
The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.
i)Credit Risk
Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade receivables. The carrying value of trade receivables represents the maximum credit exposure.
The Company has concentrate contracts to sell the zinc, lead, copper and silver concentrates produced by the Minera Florida, Huaron, San Vicente and La Colorada mines. Concentrate contracts are a common business practice in the mining industry. The terms of the concentrate contracts may require the Company to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing the Company to credit risk of the buyers of concentrates. Should any of these counterparties not honour purchase arrangements, or should any of them become insolvent, the Company may incur losses for products already shipped and be forced to sell its concentrates on the spot market or it may not have a market for its concentrates and therefore its future operating results may be materially adversely impacted. At December 31, 2024, the Company had receivable balances associated with buyers of its concentrates of $31.2 million (2023 - $17.5 million). The vast majority of the Company’s concentrate is sold to a limited number of concentrate buyers.
Doré production from Jacobina, El Peñon, Minera Florida, Cerro Moro, La Colorada, Dolores, Shahuindo and Timmins is refined under long-term agreements with fixed refining terms at eleven separate refineries worldwide. The Company generally retains the risk and title to the precious metals throughout the process of refining and therefore is exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances. At December 31, 2024, the Company had approximately $68.8 million (2023 - $10.8 million) of value contained in precious metal inventory at refineries. The Company maintains insurance coverage against the loss of precious metals at the Company’s mine sites, in-transit to refineries and while at the refineries. Risk is transferred to the refineries at various stages from mine site to refinery.
The Company maintains trading facilities with several banks and bullion dealers for the purposes of transacting the Company’s metal sales. None of these facilities are subject to margin arrangements. The

PAN AMERICAN SILVER CORP.	30

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Company’s trading activities can expose the Company to the credit risk of its counterparties to the extent that the trading positions have a positive mark-to-market value.
Refined silver and gold are sold in the spot market to various bullion traders and banks. Credit risk may arise from these activities if the Company is not paid for metal at the time it is delivered, as required by spot sale contracts, which is uncommon as payments are predominantly concurrent with the sale.
Supplier advances for products and services yet to be provided are a common practice in some jurisdictions in which we operate. These advances represent a credit risk to us to the extent that suppliers do not deliver products or perform services as expected. As at December 31, 2024, we had made $6.7 million of supplier advances (2023 - $10.4 million), which are reflected in “Trade and other receivables” on the SFP.
Management constantly monitors and assesses the credit risk resulting from its refining arrangements, concentrate sales and commodity contracts with its refiners, supplier advances, trading counterparties and customers. Furthermore, management carefully considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, management attempts to avoid unacceptable concentration of credit risk to any single counterparty.
Cash and cash equivalents, trade accounts receivable and other receivables that represent the maximum credit risk to the Company consist of the following:

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$862.8	$399.6
Trade accounts receivable (1)	31.2	17.5
Supplier advances (1)	6.7	10.4
(1)Included in Trade and other receivables.
The Company invests its cash and cash equivalents, which also has credit risk, with the objective of maintaining safety of principal and providing adequate liquidity to meet all current payment obligations.
ii)Liquidity Risk
Liquidity risk is the risk that an entity will not be able to meet its financial obligations as they come due. The Company has in place a rigorous planning, budgeting and forecasting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis, its expansionary plans and its dividend distributions. The Company ensures that sufficient committed loan facilities exist to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash and cash equivalents.
There was no material change to the Company's exposure to liquidity risk for the years ended December 31, 2024 and 2023.

PAN AMERICAN SILVER CORP.	31

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments. The following tables summarize the remaining contractual maturities of the Company's financial liabilities and operating and capital commitments on an undiscounted basis:

Payments due by period December 31, 2024
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$471.4	$—	$—	$—	$471.4
Severance liabilities	7.6	12.5	7.9	32.4	60.4
Payroll liabilities	10.4	—	—	—	10.4
Total accounts payable and accrued liabilities	489.4	12.5	7.9	32.4	542.2
Income tax payables	102.1	—	—	—	102.1
Other liabilities	12.8	—	—	—	12.8
Debt
Repayment of principal	6.8	282.5	—	419.5	708.8
Interest and standby fees	28.9	56.8	28.5	21.4	135.6
Provisions (1)(2)	5.4	9.0	2.4	7.3	24.1
Future payroll liabilities	1.7	27.0	—	2.7	31.4
Total contractual obligations (2)	$647.1	$387.8	$38.8	$483.3	$1,557.0
(1)Total litigation provision (Note 18).
(2)Amounts above do not include payments related to closure and decommissioning (current $27.7 million, long-term $410.6 million) discussed in Note 18, and lease obligations discussed in Note 19.

Payments due by period December 31, 2023
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$491.0	$—	$—	$—	$491.0
Severance liabilities	2.1	17.2	9.0	32.2	60.5
Payroll liabilities	4.9	—	—	—	4.9
Total accounts payable and accrued liabilities	498.0	17.2	9.0	32.2	556.4
Income tax payables	32.1	—	—	—	32.1
Debt
Repayment of principal	6.7	11.9	275.3	409.8	703.7
Interest and standby fees	29.1	57.6	43.4	34.5	164.6
Provisions (1)(2)	4.0	14.0	1.2	7.7	26.9
Future payroll liabilities	2.5	17.0	—	1.8	21.3
Total contractual obligations (2)	$572.4	$117.7	$328.9	$486.0	$1,505.0
(1)Total litigation provision (Note 18).
(2)Amounts above do not include payments related to closure and decommissioning (current $37.6 million, long-term $409.5 million) discussed in Note 18, and lease obligations discussed in Note 19.
iii)Market Risk
1.Currency Risk
The Company reports its Consolidated Financial Statements in USD; however, the Company operates in jurisdictions that utilize other currencies. As a consequence, the financial results of the Company’s operations as reported in USD are subject to changes in the value of the USD relative to local currencies. Since the Company’s sales are denominated in USD and a portion of the Company’s operating costs and capital spending are in local currencies, the Company is negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse.
The Company’s net earnings are affected by the revaluation of its monetary assets and monetary liabilities at each SFP date. The Company has reviewed its monetary assets and monetary liabilities and is exposed to foreign exchange risk through financial assets and liabilities and deferred tax assets and liabilities denominated in currencies other than USD, as shown in the table below. The Company

PAN AMERICAN SILVER CORP.	32

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
estimates that a 10% change in the exchange rate of the foreign currencies in which its December 31, 2024 non-USD net monetary liabilities were denominated would result in an income before taxes change of about $70.9 million (2023 - $69.0 million).
The Company is exposed to currency risk through the following financial assets and liabilities, and deferred tax assets and liabilities denominated in foreign currencies:

At December 31, 2024	Cash and investments	Other current and non-current assets	Income taxes receivable (payable), current and non- current	Accounts payable and accrued liabilities and non- current liabilities	Deferred tax assets and liabilities
Canadian dollar	$40.3	$6.5	$(7.2)	$(67.2)	$(8.6)
Mexican peso	7.9	19.9	12.8	(28.4)	12.7
Argentine peso	0.1	43.6	0.6	(73.7)	(10.4)
Bolivian boliviano	10.0	8.7	(18.0)	(7.0)	(0.2)
European euro	—	—	—	(0.1)	—
Peruvian sol	2.9	25.2	(31.6)	(39.8)	(55.3)
Guatemala quetzal	0.1	0.1	—	(6.2)	—
Chilean peso	6.6	5.5	(15.9)	(77.1)	(61.3)
Brazilian real	1.1	3.9	(14.5)	(42.9)	(352.4)
	$69.0	$113.4	$(73.8)	$(342.4)	$(475.5)

At December 31, 2023	Cash and investments	Other current and non-current assets	Income taxes receivable (payable), current and non- current	Accounts payable and accrued liabilities and non- current liabilities	Deferred tax assets and liabilities
Canadian dollar	$47.6	$4.6	$8.0	$(56.1)	$12.0
Mexican peso	3.2	14.3	11.4	(54.0)	33.9
Argentine peso	0.4	21.5	—	(79.0)	(12.1)
Bolivian boliviano	9.2	8.0	(7.0)	(7.6)	(3.8)
European euro	0.1	—	(2.2)	(0.1)	—
Peruvian sol	6.1	22.0	5.1	(87.2)	(68.1)
Guatemala quetzal	0.2	0.1	(0.1)	(9.6)	—
Chilean peso	1.2	7.2	18.5	(75.9)	(89.8)
Brazilian real	0.4	5.6	(5.4)	(39.3)	(333.3)
	$68.4	$83.3	$28.3	$(408.8)	$(461.2)
At December 31, 2024, the Company had outstanding positions on its foreign currency exposure of Mexican peso ("MXN"), Peruvian sol ("PEN"), Canadian dollar ("CAD"), Chilean peso ("CLP") and Brazilian real ("BRL") purchases. The Company recorded the following derivative losses and gains on currencies for the year ended December 31, 2024 and 2023:

	2024	2023
Mexican peso (losses) gains	$(2.7)	$2.5
Peruvian sol gains	0.2	2.9
Canadian dollar (losses) gains	(5.5)	4.1
Chilean peso losses	(6.4)	(3.0)
Brazilian real (losses) gains	(11.0)	1.2
	$(25.4)	$7.7

PAN AMERICAN SILVER CORP.	33

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
2.Interest Rate Risk
Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates. The average interest rate earned by the Company during the year ended December 31, 2024 on its cash and investments was 3.0% (2023 - 3.2%). A 10% increase or decrease in the interest earned from financial institutions on cash and investments would result in a $1.2 million change in the Company’s earnings before income taxes (2023 – $1.6 million).
As at December 31, 2024 the Company has $nil (2023- $nil) drawn under its $750.0 million Sustainability-Linked Credit Facility (“SL-Credit Facility”), with a maturity date of November 24, 2028 (Note 20). The SL-Credit Facility incurred a weighted average interest rate of nil% (2023- 5.7%) during the year ended December 31, 2024 on amounts drawn.
The Company has two senior notes (see Note 20): senior notes with a fixed 4.625% coupon and maturing in December 2027; and senior notes with a fixed 2.63% coupon and maturing in August 2031 (collectively "Senior Notes"). As the Senior Notes bear interest at fixed rates, they are not subject to significant interest rate risk.
3.Price Risk
Metal price risk is the risk that changes in metal prices will affect the Company’s revenue or the value of its related financial instruments. The Company derives its revenue from the sale of silver, gold, lead, copper, and zinc. The Company’s sales are directly dependent on metal prices that have shown significant volatility and are beyond the Company’s control. Consistent with the Company’s mission to provide equity investors with exposure to changes in precious metal prices, the Company’s policy is to not hedge the price of precious metals.
A 10% increase in all metal prices as at December 31, 2024, would result in an increase of approximately $281.3 million (2023 – $233.6 million) in the Company’s annual revenues. A 10% decrease in all metal prices as at the same period would result in a decrease of approximately $282.5 million (2023 - $235.7 million) in the Company’s annual revenues. The Company also enters into provisional concentrate contracts to sell the silver, zinc, lead and copper concentrates. We have provisionally priced sales for which price finalization, referenced to the relevant zinc, lead, copper and silver index, is outstanding at the SFP date. A 10% increase (decrease) in metals prices on open positions of zinc, lead, copper and silver for provisional concentrate contracts for the year ended December 31, 2024 would result in $5.3 million increase (decrease) (2023 - $3.3 million) in the Company’s before tax earnings.
The Company mitigates the price risk associated with its base metal production by committing some of its forecasted base metal production from time to time under forward sales and option contracts. The Board of Directors continually assesses the Company’s strategy towards its base metal exposure, depending on market conditions.
At December 31, 2024, the Company did not have any base metal or diesel contracts outstanding during the for the year ended December 31, 2024 and 2023.
11. INVESTMENTS

	December 31, 2024			December 31, 2023
	Fair Value	Cost	Accumulated unrealized holding gains (losses)	Fair Value	Cost	Accumulated unrealized holding gains
Investments	$24.5	$34.9	$(10.4)	$41.3	$37.3	$4.0

PAN AMERICAN SILVER CORP.	34

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
12. INVENTORIES

Inventories consist of:

	December 31, 2024	December 31, 2023
Concentrate inventory	$31.8	$21.3
Stockpile ore	67.8	67.2
Heap leach inventory and in process	223.5	338.6
Doré and finished inventory	131.1	121.1
Materials and supplies	180.9	191.2
Total inventories	635.1	739.4
Less: current portion of inventories	(605.7)	(711.6)
Non-current portion inventories(1)	$29.4	$27.8
(1)Includes $22.1 million (2023 - $20.5 million) in supplies at the Escobal mine, which have been classified as non-current pending the restart of operations.
Total inventories held at net realizable value amounted to $76.2 million at December 31, 2024 (2023 – $170.0 million). The Company recorded write-downs of $71.3 million for the year ended December 31, 2024 (2023 – recoveries of $31.8 million), which were related primarily to heap leach inventories, $50.7 million of which was included in depreciation and amortization (Note 14), and the remaining $20.6 million was included in production costs (Note 23).
A portion of the stockpile ore amounting to $nil (2023 - $0.7 million) and a portion of the heap leach inventory amounting to $4.1 million (2023 - $70.1 million) is expected to be recovered or settled after more than twelve months.
13. OTHER ASSETS

Other assets consist of:

	December 31, 2024	December 31, 2023
Insurance prepaids	$7.8	$7.4
Other prepaids	23.8	22.3
Derivative assets	—	6.9
	$31.6	$36.6

PAN AMERICAN SILVER CORP.	35

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
14. MINERAL PROPERTIES, PLANT AND EQUIPMENT

Mineral properties, plant and equipment consist of:

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2024
Net of accumulated depreciation	$2,412.5	$1,632.1	$632.2	$998.3	$5,675.1
Additions	287.5	21.6	2.1	83.2	394.4
Net smelter return royalty acquired (Note 9)	—	—	29.7	—	29.7
Disposals	(1.0)	(0.8)	—	(6.7)	(8.5)
Disposition of subsidiaries (Note 9)	(103.7)	—	(117.0)	(2.5)	(223.2)
Depreciation and amortization (1)(2)	(312.2)	(1.4)	—	(208.8)	(522.4)
Depreciation charge captured in inventory	(41.0)	—	—	—	(41.0)
Transfers	(131.4)	(26.3)	(36.7)	194.4	—
Closure and decommissioning – changes in estimate (Note 18)	21.0	—	—	—	21.0
As at December 31, 2024	$2,131.7	$1,625.2	$510.3	$1,057.9	$5,325.1
Cost as at December 31, 2024	$4,244.5	$2,496.7	$562.9	$2,192.4	$9,496.5
Accumulated depreciation and impairments	(2,112.8)	(871.5)	(52.6)	(1,134.5)	(4,171.4)
Carrying value – December 31, 2024	$2,131.7	$1,625.2	$510.3	$1,057.9	$5,325.1
(1)Includes $1.4 million of depreciation and amortization included in mine care and maintenance for the year ended December 31, 2024.
(2)Excludes $50.7 million of depreciation and amortization related to the net realizable value adjustments on inventories (Note 12).

	Mining Properties
	Depletable	Non-depletable
	Reserves and Resources	Reserves and Resources	Exploration and Evaluation	Plant and Equipment	Total
Carrying value
As at January 1, 2023
Net of accumulated depreciation	$962.7	$442.2	$428.5	$393.0	$2,226.4
Additions	315.5	21.0	25.2	71.5	433.2
Yamana acquisition (Note 8)	1,474.1	2,667.8	205.4	707.1	5,054.4
Net smelter return royalties acquired (Note 9)	—	—	101.1	—	101.1
Disposals	(1.4)	—	(0.1)	(6.5)	(8.0)
Disposition of subsidiaries (Note 9)	—	(1,436.4)	(142.1)	—	(1,578.5)
Depreciation and amortization (1)	(297.2)	(1.8)	—	(187.0)	(486.0)
Depreciation charge captured in inventory	(0.2)	—	—	—	(0.2)
Impairment charge (Note 15)	10.3	(42.4)	—	(46.5)	(78.6)
Transfers	(62.6)	(18.3)	14.2	66.7	—
Closure and decommissioning – changes in estimate (Note 18)	11.3	—	—	—	11.3
As at December 31, 2023	$2,412.5	$1,632.1	$632.2	$998.3	$5,675.1
Cost as at December 31, 2023	$4,348.5	$2,531.4	$687.1	$2,052.6	$9,619.6
Accumulated depreciation and impairments	(1,936.0)	(899.3)	(54.9)	(1,054.3)	(3,944.5)
Carrying value – December 31, 2023	$2,412.5	$1,632.1	$632.2	$998.3	$5,675.1
(1)Includes $1.8 million of depreciation and amortization included in mine care and maintenance for the year ended December 31, 2023.

PAN AMERICAN SILVER CORP.	36

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)

		December 31, 2024			December 31, 2023
		Cost	Accumulated Depreciation and Impairment	Carrying Value	Cost	Accumulated Depreciation and Impairment	Carrying Value
Producing:
Brazil	Jacobina	$1,617.2	$(200.1)	$1,417.1	$1,539.1	$(85.5)	$1,453.6
Chile	El Peñon	496.3	(121.6)	374.7	477.7	(56.7)	421.0
	Minera Florida	183.1	(28.9)	154.2	167.6	(15.9)	151.7
Peru	Huaron	337.5	(159.1)	178.4	261.6	(146.1)	115.5
	Shahuindo	724.6	(331.0)	393.6	690.6	(265.7)	424.9
	La Arena	—	—	—	307.9	(178.8)	129.1
Mexico	La Colorada	473.8	(241.0)	232.8	443.4	(224.8)	218.6
	Dolores	1,748.3	(1,744.1)	4.2	1,777.5	(1,680.7)	96.8
Argentina	Cerro Moro(1)	161.8	(61.1)	100.7	142.5	(22.9)	119.6
Bolivia	San Vicente	165.6	(136.5)	29.1	160.7	(127.8)	32.9
Canada	Timmins	445.3	(197.1)	248.2	400.7	(165.8)	234.9
	Other	83.4	(26.9)	56.5	31.9	(19.6)	12.3
		$6,436.9	$(3,247.4)	$3,189.5	$6,401.2	$(2,990.3)	$3,410.9
Non-Producing:
	Land	$13.6	$(1.0)	$12.6	$14.4	$(1.0)	$13.4
Brazil	Jacobina	952.4	—	952.4	982.6	—	982.6
Chile	El Peñon(2)	227.7	—	227.7	227.7	—	227.7
	Minera Florida	28.9	—	28.9	28.9	—	28.9
	La Pepa(2)	49.7	—	49.7	49.7	—	49.7
Peru	La Arena	—	—	—	117.0	—	117.0
Mexico	Minefinders	77.2	(37.5)	39.7	77.2	(37.5)	39.7
	La Colorada	139.1	—	139.1	119.1	—	119.1
Argentina	Manantial Espejo(3)	493.0	(493.0)	—	518.4	(518.4)	—
	Navidad	566.6	(376.2)	190.4	566.6	(376.2)	190.4
Guatemala	Escobal	260.6	(5.1)	255.5	257.2	(3.8)	253.4
Canada	Timmins	67.9	—	67.9	62.9	—	62.9
	Other(4)(5)	182.9	(11.2)	171.7	196.8	(17.4)	179.4
		$3,059.6	$(924.0)	$2,135.6	$3,218.5	$(954.3)	$2,264.2
Total		$9,496.5	$(4,171.4)	$5,325.1	$9,619.7	$(3,944.6)	$5,675.1
(1)Includes a commitment to Sandstorm Gold Ltd. ("Sandstorm") to deliver, for 30% of the spot silver price, 20% of the silver produced by Cerro Moro up to a maximum of 1.2 million ounces annually until 7.0 million ounces have been delivered, after which the Company is committed to deliver to Sandstorm 9% of the remaining life of mine silver production for 30% of the spot silver price. As at December 31, 2024, the Company delivered 6.7 million ounces.
(2)Includes net smelter royalty interests on the Jeronimo Project ($11.1 million) (2023: $11.1 million).
(3)Manantial Espejo was placed on care and maintenance in January 2023.
(4)Includes net smelter royalty interests on the MARA Project ($90.0 million) (2023: $90.0 million) .
(5)Includes net smelter royalty interests on the La Arena II Project ($29.7 million) (2023: $nil).
15. IMPAIRMENT

The Company's impairment expense in respect of the following CGUs were as follows:

	2024	2023
Shahuindo	$—	$36.2
Morococha	—	42.4
	$—	$78.6
The Company reviews each of its CGUs, represented by its principal producing mining properties and significant development projects, for indicators of impairment or impairment reversal each period end. The CGU carrying

PAN AMERICAN SILVER CORP.	37

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
amount for purposes of this assessment includes the carrying value of the mineral properties plant and equipment and goodwill less deferred tax liabilities and closure and decommissioning liabilities related to each CGU.
2023 Indicators of Impairment
a.Shahuindo
In the fourth quarter of 2023 the Company determined that the non-operating crushing and agglomeration plant located at the Shahuindo operation (the "C&A Plant") would not be used during the planned Shahuindo life of operations, and plans were established to commence dismantling the C&A Plant in 2024. This decision was partially informed by the beneficial tax treatment of dismantling the C&A Plant. Based on this decision a $36.2 million impairment charge was recorded to fully impair the value of the C&A Plant.
b.Morococha
In June 2023 the Company entered into a binding agreement to sell its interest in CMA, Pan American’s Peruvian subsidiary that owned the Morococha mine in Peru. In the second quarter of 2023 a pre-tax impairment charge of $42.4 million was recorded on the CMA net assets to bring the carrying value to the $25.0 million consideration amount (Note 9).
16. OTHER LONG-TERM ASSETS

Other long-term assets consist of:

	December 31, 2024	December 31, 2023
Long-term prepaids	$23.1	$9.0
Contingent Consideration (Note 9)	36.8	—
Escrow funds	6.2	9.9
Other	6.2	6.2
	$72.2	$25.1
17. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

	December 31, 2024	December 31, 2023
Trade accounts payable(1)	$194.4	$198.2
Royalty payables	38.2	30.1
Other accounts payable and accrued liabilities	118.7	144.2
Payroll and severance liabilities	107.7	85.0
Value added tax liabilities	10.7	9.6
Other tax payables	19.7	30.9
	$489.4	$498.0
(1)No interest is charged on the trade accounts payable ranging from 30 to 60 days from the invoice date. The Company has policies in place to ensure that all payables are paid within the credit terms.

PAN AMERICAN SILVER CORP.	38

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
18. PROVISIONS

	2024	2023
Reclamation obligations, opening balance	$447.1	$296.2
Reclamation obligations from the Acquisition (Note 8)	—	244.0
Dispositions (Note 9)	(89.2)	(129.9)
Revisions in estimates and obligations	74.2	29.9
Expenditures	(25.1)	(27.3)
Accretion expense (Note 25)	31.3	34.2
Reclamation obligations, closing balance	$438.3	$447.1
Litigation	25.4	10.5
Litigation from the Acquisition	—	34.6
Dispositions (Note 9)	(1.3)	(18.2)
Total provisions	$462.4	$474.0

Maturity analysis of total provisions:	December 31, 2024	December 31, 2023
Current	$35.3	$41.6
Non-current	427.1	432.4
	$462.4	$474.0
Closure and Decommissioning Cost Provision
The inflated and discounted provisions on the SFP as at December 31, 2024, using an inflation rate of 2.5% (2023 – between 1% and 5%) and discount rates of between 3% and 10% (2023 - between 3% and 11%), was $438.3 million (2023 - $447.1 million). Revisions made to the reclamation obligations in 2024 were primarily a result of revisions to the estimate based on periodic reviews of closure plans, actual expenditures incurred, and concurrent closure activities completed. These obligations will be funded from operating cash flows, reclamation deposits and cash on hand.
As the MPPE at certain operations in reclamation and closure have reached the end of their useful lives, updated studies were performed which resulted in changed plans, and accordingly $53.7 million (2023 - $15.7 million) of the revisions in mine reclamation obligations was recognized in the SOE with the balance of the revisions in mine reclamation obligations recognized in the cost of the associated MPPE.
The accretion expense charged to 2024 earnings as finance expense was $31.3 million (2023 - $34.2 million). Reclamation expenditures paid during the current year were $25.1 million (2023 - $27.3 million).
Litigation Provision
The litigation provision, as at December 31, 2024 and 2023, consists primarily of amounts accrued for labour claims in the Company’s operating jurisdictions, along with certain other proceedings. The balance of $24.1 million at December 31, 2024 (2023 - $26.9 million) represents the Company’s present obligations related to known and potential claims for which payment is probable and the amount can be reliably estimated. The timing of any expected payments is uncertain as their determination is outside the control of the Company.

PAN AMERICAN SILVER CORP.	39

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
19. LEASES

a.Right-of-Use ("ROU") assets
The following table summarizes changes in ROU assets for the year ended December 31, 2024, which have been recorded in mineral properties, plant and equipment on the SFP:

	December 31, 2024	December 31, 2023
Opening net book value	$105.0	$30.3
Additions	57.6	36.8
ROU assets from the Acquisition (Note 8)	—	81.4
Depreciation	(44.8)	(39.2)
Dispositions	(2.1)	(9.0)
Other	(9.4)	4.7
Closing net book value	$106.3	$105.0
b.Lease obligations
The following table presents a reconciliation of the Company's undiscounted cash flows at December 31, 2024 and December 31, 2023 to their present value for the Company's lease obligations:

	December 31, 2024	December 31, 2023
Within one year	$45.8	$50.7
Between one and five years	49.1	53.1
Beyond five years	21.5	12.0
Total undiscounted lease obligations	116.4	115.8
Less future interest charges	(21.9)	(17.9)
Total discounted lease obligations	94.5	97.9
Less: current portion of lease obligations	(40.6)	(45.7)
Non-current portion of lease obligations	$53.9	$52.2

PAN AMERICAN SILVER CORP.	40

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
20. DEBT

	December 31, 2023	Repayments	Accrued Interest	December 31, 2024
Senior note maturing December 2027	$273.8	$—	$2.1	$275.9
Senior note maturing August 2031	409.8	—	9.7	419.5
Other loans	20.1	(6.7)	—	13.4
Less: current portion of debt	$(6.7)	$—	$—	$(6.8)
Non-current portion of debt	$697.0	$(6.7)	$11.8	$702.0

	December 31, 2022	Proceeds	Repayments	Accrued Interest	Other (2)	The Acquisition (1)	Dispositions	December 31, 2023
Senior note maturing December 2027	$—	$—	$—	$1.5	$—	$272.3	$—	$273.8
Senior note maturing August 2031	—	—	—	6.9	—	402.9	—	409.8
SL-Credit Facility	160.0	315.0	(475.0)	—	—	—	—	—
Other loans (1)	33.7	—	(228.5)	1.0	(7.0)	252.4	(31.5)	20.1
Less: current portion of debt	$(13.7)	$—	$—	$—	$—	$—	$—	$(6.7)
Non-current portion of debt	$180.0	$315.0	$(703.5)	$9.4	$(7.0)	$927.6	$(31.5)	$697.0
(1)In connection with the Acquisition, the Company acquired a loan in MARA ($37 million), a short term loan in Jacobina ($10.3 million) and revolving credit facility in Yamana Corp ($205.0 million). The MARA and Jacobina loans bore effective interest rates of 5.5%, and the revolving credit facility was immediately repaid at the date of Acquisition (Note 8). The Jacobina loan was repaid and the MARA loan was disposed of during the year ended December 31, 2023.
(2)Includes a $7.0 million reclassification of debt at La Arena to accounts payables and accrued liabilities.
Senior Notes
As part of the Acquisition, the Company acquired the following Senior Notes: $283 million in aggregate principal with a 4.625% coupon and maturing in December 2027; and $500 million in aggregate principal with a 2.63% coupon and maturing in August 2031. These Senior Notes are unsecured with interest payable semi-annually. Each series of Senior Notes is redeemable, in whole or in part, at the Company's option, at any time prior to maturity, subject to make-whole provisions. The Senior Notes are accreted to the face value over their respective terms and were recorded at fair value upon acquisition using an effective interest rate of 5.52%.
SL-Credit Facility
The SL-Credit Facility has a limit of $750.0 million plus an accordion feature for up to an additional $250.0 million, which is available at the discretion of the lenders. As of December 31, 2024, the Company was in compliance with all financial covenants under the SL-Credit Facility, which was undrawn. The borrowing costs under the Company's SL-Credit Facility are based on the Company's credit ratings from Moody's and S&P Global's at either: (i) SOFR plus 1.25% to 2.40% or; (ii) The Bank of Nova Scotia's Base Rate on U.S. dollar denominated commercial loans plus 0.15% to 1.30%. Under the ratings based pricing, undrawn amounts under the SL-Credit Facility are subject to a stand-by fee of 0.23% to 0.46% per annum, dependent on the Company's credit rating and subject to pricing adjustments based on sustainability performance ratings and scores. The Company's SL-Credit Facility matures on November 24, 2028.
The Company paid an effective interest rate of nil% (2023- 5.7%) on the SL-Credit Facility during the year ended December 31, 2024. During the year ended December 31, 2024, the Company made net repayments on the SL-Credit Facility of $nil (2023 - $160.0 million).

PAN AMERICAN SILVER CORP.	41

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Other loans
Construction loans
In June 2021 and May 2022, the Company entered into Peruvian USD denominated five-year loans with a local financial institution in Peru for construction financing. The June 2021 loan bears a 3.6% interest rate per annum and requires quarterly repayments while the May 2022 loan bears 2.2% interest per annum and requires monthly repayments.
As at December 31, 2024 the carrying value of all construction loans was $13.4 million (2023 - $20.1 million).
For the year ended December 31, 2024, the Company paid $2.0 million (2023 - $2.0 million) in standby charges on undrawn amounts related to the SL-Credit Facility and $35.3 million (2023 - $43.1 million) in interest, both included in interest and finance expense.
21. OTHER LONG-TERM LIABILITIES

Other long term liabilities consist of:

	December 31, 2024	December 31, 2023
Deferred credit (1)	$23.6	$21.6
Deferred revenue (2)	13.3	13.1
Severance liabilities (3)	57.5	58.5
	$94.4	$93.2
(1)Represents the obligation to deliver future silver production of Navidad pursuant to a silver stream contract.
(2)Represents the obligation to deliver 100% of the future gold production from La Colorada and 5% of the future gold production from La Bolsa, which is in the exploration stage.
(3)Includes $49.6 million (2023 - $50.5 million) of Chilean severances, required by local labour laws, from the Acquisition (Note 8).
22. SHARE CAPITAL AND EMPLOYEE COMPENSATION PLANS

a.Stock options and compensation shares
For the year ended December 31, 2024, the total share-based compensation expense relating to stock options and compensation shares was $0.4 million (2023 - $5.5 million) and is presented as a component of general and administrative expense.
The following table summarizes changes in stock options for the years ended December 31:

	Stock Options Outstanding
	Shares	Weighted Average Exercise Price CAD$
As at December 31, 2022	377.0	$23.01
Granted	167.1	21.18
Expired	(14.4)	23.61
Forfeited	(16.5)	25.39
As at December 31, 2023	513.2	$22.32
Exercised	(100.9)	20.07
Forfeited	(15.9)	22.25
As at December 31, 2024	396.4	$22.90

PAN AMERICAN SILVER CORP.	42

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
The following table summarizes information about the Company's stock options outstanding at December 31, 2024:

	Options Outstanding			Options Exercisable
Range of Exercise Prices CAD$	Number Outstanding as at December 31, 2024	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price CAD$	Number Outstanding as at December 31, 2024	Weighted Average Exercise Price CAD$
$17.53 - $23.03	332.2	4.9	$21.46	169.6	$21.11
$23.04 - $28.54	20.4	1.9	$26.54	20.4	$26.54
$28.55 - $34.04	36.9	3.9	$30.70	36.9	$30.70
$34.05 - $39.48	6.9	2.9	$39.48	6.9	$39.48
	396.4	4.6	$22.90	233.8	$23.64
The following assumptions were used in the Black-Scholes option pricing model in determining the fair value of options granted during the years ended December 31:

2023
Expected life (years)	4.5
Expected volatility	30.1%
Expected dividend yield	2.7%
Risk-free interest rate	3.8%
Weighted average exercise price (CAD$)	$21.18
Weighted average fair value (CAD$)	$6.01
b.PSUs
PSUs are notional share units that mirror the market value of the Company’s common shares. Each vested PSU entitles the participant to a cash payment equal to the value of an underlying share, less applicable taxes, at the end of the term, plus the cash equivalent of any dividends distributed by the Company during the three-year performance period. PSU grants will vest on the date that is three years from the date of grant subject to certain exceptions. Performance results at the end of the performance period relative to predetermined performance criteria and the application of the corresponding performance multiplier determine how many PSUs vest for each participant. The Board of Directors approved the issuance of 220.0 thousand PSUs for 2024 with a share price of CAD $31.52 (2023 - 534.9 thousand PSUs approved at a share price of CAD $20.21). The Company recorded a $6.3 million and $1.5 million expense, respectively, in general and administrative expense for PSUs for the years ended December 31, 2024 and 2023.
The following table summarizes changes in PSUs for the years ended December 31, 2024 and 2023:

PSU	Number Outstanding (in thousands)	Fair Value
As at December 31, 2022	288.0	$4.8
Granted	534.9	8.7
Paid out	(66.0)	—
Change in value	—	(1.0)
As at December 31, 2023	756.9	$12.5
Granted	220.0	4.9
Paid out	(79.4)	(1.6)
Forfeited	(17.4)	(0.4)
Change in value	—	2.7
As at December 31, 2024	880.1	$18.1

PAN AMERICAN SILVER CORP.	43

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
c.RSUs
Under the Company’s RSU plan, selected employees are granted RSUs where each RSU has a value equivalent to one Pan American common share. At the time of settlement, the Company has the discretion to settle the RSUs with cash or common shares. The RSUs vest in three installments, the first 33.3% vest on the first anniversary date of the grant, the second 33.3% vest on the second anniversary date of the grant, and a further 33.3% vest on the third anniversary date of the grant. Additionally, RSU value is adjusted to reflect dividends paid on common shares over the vesting period.
The Company recorded a $6.9 million and $2.9 million expense, respectively, in general and administrative expense for RSUs for the years ended December 31, 2024 and 2023.
The following table summarizes changes in RSUs for the years ended December 31, 2024 and 2023:

RSU	Number Outstanding (in thousands)	Fair Value
As at December 31, 2022	551.8	$9.1
Granted	516.2	8.4
Paid out	(237.3)	(3.9)
Forfeited	(25.7)	(0.4)
Change in value	—	(0.1)
As at December 31, 2023	805.0	$13.1
Granted	636.7	14.9
Paid out	(299.5)	(6.1)
Forfeited	(124.5)	(2.5)
Change in value	—	1.5
As at December 31, 2024	1,017.7	$20.9
d.DSUs
The Company recorded a $0.5 million and $0.1 million expense, respectively, in general and administrative expense for DSUs for the year ended December 31, 2024 and 2023.
The following table summarizes changes in DSUs for the years ended December 31, 2024 and 2023:

DSU	Number Outstanding (in thousands)	Fair Value
As at December 31, 2022	—	$—
Granted	109.0	1.7
Change in value	—	0.1
As at December 31, 2023	109.0	$1.8
Granted	47.5	1.0
Paid out	(25.7)	(0.6)
Change in value	—	0.6
As at December 31, 2024	130.8	$2.8
e.Authorized share capital
The Company is authorized to issue 800.0 million common shares without par value.

PAN AMERICAN SILVER CORP.	44

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
f.Dividends
The Company declared the following dividends for the years ended December 31, 2024 and 2023:

Declaration date	Record date	Dividend per common share
February 19, 2025 (1)	March 4, 2025	$0.10
November 5, 2024	November 18, 2024	$0.10
August 7, 2024	August 19, 2024	$0.10
May 8, 2024	May 21, 2024	$0.10
February 21, 2024	March 4, 2024	$0.10
November 7, 2023	November 20, 2023	$0.10
August 9, 2023	August 21, 2023	$0.10
March 24, 2023	April 14, 2023	$0.10
February 22, 2023	March 6, 2023	$0.10
(1)These dividends were declared subsequent to the year end and have not been recognized as distributions to owners during the period presented.
g.CVRs
As part of the acquisition of Tahoe Resources Inc ("Tahoe"), on February 22, 2019, the Company issued 313.9 million Contingent Value Rights ("CVRs"), with a term of 10 years, which were convertible into 15.6 million common shares upon the first commercial shipment of concentrate following the restart of operations at the Escobal mine. As of December 31, 2024 and 2023, there were 313.9 million CVRs outstanding that are convertible into 15.6 million common shares.
h.Normal Course Issuer Bid ("NCIB")
On March 4, 2024, the Company obtained approval of its NCIB from the TSX and the NYSE to purchase for cancellation up to 18,232,990 common shares between March 6, 2024 and March 5, 2025. Daily purchases (other than pursuant to a block purchase exemption) on the TSX and NYSE under the NCIB are limited to a maximum of 151,485 common shares and 25% of the average trading volume for the Company's common shares in the four calendar weeks preceding the date of purchase, respectively.
For the year ended December 31, 2024, 1,720,366 common shares were repurchased for cancellation under the NCIB at an average price of $14.16 per share for a total consideration of $24.3 million.
There were no share repurchases during the year ended December 31, 2023 nor shares held in treasury as at December 31, 2024 or December 31, 2023.
Subsequent to the year ended December 31, 2024, 909,012 common shares were repurchased for cancellation under the NCIB at an average price of $22.00 per share for a total consideration of $20.0 million.

PAN AMERICAN SILVER CORP.	45

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
23. PRODUCTION COSTS

Production costs are comprised of the following:

	2024	2023
Materials and consumables	$604.7	$539.0
Salaries and employee benefits (1)	531.1	471.7
Contractors	392.5	341.2
Utilities	75.0	65.8
Insurance	21.1	22.6
Other expense	52.9	31.6
Changes in inventories (2)(3)	(43.5)	7.3
	$1,633.8	$1,479.2
(1)Salaries and employee benefits are comprised of:

	2024	2023
Wages, salaries and bonuses	$589.6	$536.6
Share-based compensation	0.4	5.5
Total employee compensation and benefit expenses	590.0	542.1
Less: Expensed within General and Administrative expenses	(45.8)	(38.8)
Less: Expensed within Mine Care and Maintenance expenses	(10.1)	(26.8)
Less: Expensed within Exploration expenses	(3.0)	(4.8)
Employee compensation and benefits expenses included in production costs	$531.1	$471.7
(2)Includes NRV adjustments to inventories to increase production costs by $20.6 million for the year ended December 31, 2024 (2023 - decrease by $31.8 million).
(3)Includes the sale of inventory with acquisition date fair value adjustments of $41.1 million for the year ended December 31, 2023 resulting from the Yamana Acquisition (Note 8).
24. MINE CARE AND MAINTENANCE

	2024	2023
Escobal	$24.1	$26.0
Morococha(1)	—	17.9
Navidad	1.8	2.8
MARA (2)	—	20.4
Manantial Espejo	6.4	13.9
	$32.3	$81.0
(1) Morococha was disposed on September 22, 2023 (Note 9).
(2) MARA was disposed on September 20, 2023 (Note 9).
25. INTEREST AND FINANCE EXPENSE

	2024	2023
Interest expense	$47.6	$51.4
Finance fees	5.8	5.8
Accretion expense (Note 18)	31.3	34.2
	$84.7	$91.4

PAN AMERICAN SILVER CORP.	46

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
26. EARNINGS PER SHARE ("EPS")

For the year ended December 31,		2024		2023
	Earnings (1)	Shares	EPS	Earnings	Shares	EPS
Net earnings (loss)	$111.5			$(103.7)
Basic earnings (loss) per share	$111.5	363,361	$0.31	$(103.7)	326,540	$(0.32)
Effect of dilutive securities:
Stock options	—	40		—	—
Diluted earnings (loss) per share	$111.5	363,401	$0.31	$(103.7)	326,540	$(0.32)
(1)Net earnings attributable to equity holders of the Company.
The following securities were excluded in the computation of diluted earnings per share because they were anti-dilutive but they have the potential to dilute basic earnings per share in the future:

	2024	2023
Potential dilutive securities:
Share options	64.2	513.2
Potential shares from CVR conversion (1)	15,600.0	15,600.0
	15,664.2	16,113.2
(1) There were 313.9 million CVRs outstanding at December 31, 2024 (2023 - 313.9 million)
27. SUPPLEMENTAL CASH FLOW INFORMATION

The following tables summarize other adjustments for non-cash SOE items:

Other operating activities	2024	2023
Adjustments for non-cash statement of earnings items:
Unrealized foreign exchange (gains) losses	$(21.3)	$5.6
Losses (gains) on derivatives (Note 10(d))	25.1	(8.3)
Share-based compensation expense (Note 22)	0.4	5.5
Loss from associates	—	0.4
Losses (gains) on disposition of mineral properties, plant and equipment	1.4	(1.2)
	$5.6	$2.0
The following tables summarize other adjustments for changes in operating working capital items:

Changes in non-cash operating working capital items:	2024	2023
Trade and other receivables	$(61.1)	$45.9
Inventories	(67.8)	38.5
Prepaid expenses	(18.7)	9.4
Accounts payable and accrued liabilities	22.6	(25.7)
Legal provisions	(2.8)	(14.9)
	$(127.8)	$53.2

Cash and Cash Equivalents	December 31, 2024	December 31, 2023
Cash in banks	$862.8	$399.6

PAN AMERICAN SILVER CORP.	47

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
28. SEGMENTED INFORMATION

The Company reviews its segment reporting to ensure it reflects the operational structure of the Company and enables the Company's Chief Operating Decision Maker to review operating segment performance. We have determined that each producing mine and significant development property represents an operating segment. The Company has organized its reportable and operating segments by significant revenue streams and geographic regions.
From the Acquisition (Note 8) on March 31, 2023, the Company included the following mines: Jacobina, El Peñon and Minera Florida in the Gold Segment, Cerro Moro in the Silver Segment, and the MARA project in the Other Segment. These mines and projects are included in the segmented disclosures below.
Significant information relating to the Company’s reportable operating segments is summarized in the table below:

For the year ended December 31, 2024
Segment/Country	Operation	Revenue	Production costs and royalties	Depreciation	Mine operating earnings (losses)	Capital expenditures(1)
Silver Segment:
Mexico	La Colorada	$161.2	$118.5	$18.2	$24.5	$55.0
Peru	Huaron	172.5	110.6	17.3	44.6	56.5
Bolivia	San Vicente	96.3	64.1	7.7	24.5	5.0
Argentina	Cerro Moro	241.4	196.7	35.5	9.2	12.2
Guatemala	Escobal	—	—	—	—	0.9
Total Silver Segment		671.4	489.9	78.7	102.8	129.6
Gold Segment:
Mexico	Dolores	228.9	185.8	134.7	(91.6)	0.7
Peru	Shahuindo	335.0	141.4	50.0	143.6	45.5
	La Arena (2)	192.7	112.0	34.1	46.6	17.1
Canada	Timmins	293.4	205.1	32.8	55.5	51.6
Brazil	Jacobina	477.7	192.3	120.8	164.6	64.3
Chile	El Peñon	397.7	217.2	75.1	105.4	36.9
	Minera Florida	222.1	155.0	35.2	31.9	21.7
Total Gold Segment		2,147.5	1,208.8	482.7	456.0	237.8
Other segment:
Canada	Corporate	—	—	8.6	(8.6)	5.2
	Other	—	—	1.7	(1.7)	1.0
Total		$2,818.9	$1,698.7	$571.7	$548.5	$373.6
(1)Includes payments for mineral properties, plant and equipment and payment of equipment leases.
(2)La Arena was sold on December 2, 2024.

PAN AMERICAN SILVER CORP.	48

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)

For the year ended December 31, 2023
Segment/Country	Operation	Revenue	Production costs and royalties	Depreciation	Mine operating earnings (losses)	Capital expenditures(1)
Silver Segment:
Mexico	La Colorada	$122.5	$128.1	$22.1	$(27.7)	$63.9
Peru	Huaron	145.4	105.2	12.9	27.3	36.2
	Morococha (2)	—	—	—	—	2.1
Bolivia	San Vicente	91.5	69.8	9.5	12.2	3.8
Argentina	Manantial Espejo (2)	37.7	32.4	2.0	3.3	0.2
	Cerro Moro	214.1	160.7	23.1	30.3	25.4
Guatemala	Escobal	—	—	—	—	2.1
Total Silver Segment		611.2	496.2	69.6	45.4	133.7
Gold Segment:
Mexico	Dolores	267.5	132.6	114.3	20.6	8.7
Peru	Shahuindo	284.7	143.7	45.3	95.7	57.1
	La Arena	190.2	122.4	32.4	35.4	21.2
Canada	Timmins	260.6	201.4	39.8	19.4	46.9
Brazil	Jacobina	287.5	129.9	86.9	70.7	69.9
Chile	El Peñon	259.4	184.2	54.2	21.0	18.6
	Minera Florida	154.8	124.7	33.3	(3.2)	22.3
Total Gold Segment		1,704.7	1,038.9	406.2	259.6	244.7
Other segment:
Canada	Corporate	0.2	—	6.2	(6.0)	6.0
Argentina	MARA (2)	—	—	0.1	(0.1)	35.9
	Other	—	—	2.1	(2.1)	2.7
Total		$2,316.1	$1,535.1	$484.2	$296.8	$423.0
(1)Includes payments for mineral properties, plant and equipment and payment of equipment leases.
(2)Manantial Espejo was placed on care and maintenance in January 2023. Morococha and MARA were sold in September 2023.

PAN AMERICAN SILVER CORP.	49

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)

At December 31, 2024
Segment/Country	Operation	Assets	Liabilities	Net assets
Silver Segment:
Mexico	La Colorada	$470.8	$52.7	$418.1
Peru	Huaron	231.5	96.3	135.2
Bolivia	San Vicente	125.0	64.5	60.5
Argentina	Manantial Espejo(1)	2.1	26.4	(24.3)
Guatemala	Escobal	296.1	18.5	277.6
Argentina	Cerro Moro	225.9	112.3	113.6
Total Silver Segment		1,351.4	370.7	980.7
Gold Segment:
Mexico	Dolores	193.4	169.6	23.8
Peru	Shahuindo	625.9	211.6	414.3
Canada	Timmins	418.1	84.4	333.7
Brazil	Jacobina	2,436.5	444.2	1,992.3
Chile	El Peñon	732.2	198.5	533.7
	Minera Florida	242.4	122.2	120.2
Total Gold Segment		4,648.5	1,230.5	3,418.0
Other segment:
Canada	Corporate	820.0	789.9	30.1
Argentina	Navidad	192.6	13.3	179.3
	Other	190.2	81.7	108.5
Total		$7,202.7	$2,486.1	$4,716.6
(1)Manantial Espejo was placed on care and maintenance in January 2023.

At December 31, 2023
Segment/Country	Operation	Assets	Liabilities	Net assets
Silver Segment:
Mexico	La Colorada	$428.0	$43.8	$384.2
Peru	Huaron	149.5	61.0	88.5
Bolivia	San Vicente	78.6	45.0	33.6
Argentina	Manantial Espejo(1)	2.2	18.5	(16.3)
	Cerro Moro	208.2	104.0	104.2
Guatemala	Escobal	290.0	16.4	273.6
Total Silver Segment		1,156.5	288.7	867.8
Gold Segment:
Mexico	Dolores	372.5	141.7	230.8
Peru	Shahuindo	604.0	178.2	425.8
	La Arena	383.7	156.6	227.1
Canada	Timmins	395.1	78.5	316.6
Brazil	Jacobina	2,508.2	437.5	2,070.7
Chile	El Peñon	776.0	205.6	570.4
	Minera Florida	219.6	103.7	115.9
Total Gold Segment		5,259.1	1,301.8	3,957.3
Other segment:
Canada	Corporate	438.4	750.2	(311.8)
Argentina	Navidad	192.1	14.3	177.8
	Other	167.0	85.6	81.4
		$7,213.1	$2,440.6	$4,772.5
(1)Manantial Espejo was placed on care and maintenance in January 2023.

PAN AMERICAN SILVER CORP.	50

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)

Product Revenue	2024	2023
Refined silver and gold	$2,369.1	$1,954.4
Zinc concentrate	101.3	83.2
Lead concentrate	201.8	163.5
Copper concentrate	71.7	54.6
Silver concentrate	75.0	60.4
Total	$2,818.9	$2,316.1
The Company has 25 customers that account for 100% of the concentrate and silver and gold sales revenue. The Company has 3 customers that accounted for 25%, 20% and 17% of total sales in 2024, and 3 customers that accounted for 21%, 21% and 12% of total sales in 2023. The loss of certain of these customers or curtailment of purchases by such customers could have a material adverse effect on the Company’s financial performance, financial position, and cash flows.
29. INCOME TAXES

Components of Income Tax Expense

	2024	2023
Current tax expense (recovery)
Recognized in profit or loss in current year	$245.3	$132.7
Adjustments recognized in the current year with respect to prior years	46.0	0.2
	291.3	132.9
Deferred tax expense (recovery)
Deferred tax expense (recovery) recognized in the current year	42.4	(101.7)
Adjustments recognized in the current year with respect to prior years	(2.4)	3.4
Impact of tax rate changes	0.5	—
Derecognition of previously recognized deferred tax assets	18.3	3.7
Benefit from previously unrecognized losses, and other temporary differences	(12.9)	—
Impact of impairments on deferred tax assets and liabilities	—	(3.4)
Increase (decrease) in deferred tax liabilities due to tax impact of net realizable adjustments to inventories	(18.2)	11.2
	27.7	(86.8)
Income tax expense	$319.0	$46.1

PAN AMERICAN SILVER CORP.	51

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Reconciliation of Effective Income Tax Rate

	2024	2023
Earnings (loss) before taxes and non-controlling interest	$431.7	$(58.8)
Statutory Canadian income tax rate	27.00%	27.00%
Income tax expense (recovery) based on above rates	$116.6	$(15.9)
Increase (decrease) due to:
Non-deductible expenditures	13.8	3.2
Foreign tax rate differences	(18.7)	2.7
Change in net deferred tax assets not recognized	34.8	66.3
Effect of other taxes paid (mining and withholding)	45.7	22.1
Effect of foreign exchange on tax expense	71.1	(36.0)
Non-taxable impact of foreign exchange	(6.8)	3.8
Change in non-deductible portion of reclamation liabilities	20.5	1.9
Change in income tax expense related to prior years	40.5	—
Changes to opening temporary differences	7.7	3.9
Impact of inflation	(4.6)	(7.4)
Other	(1.6)	1.5
Income tax expense	$319.0	$46.1
Income tax expense differs from the amounts that would result from applying the Canadian federal and provincial income tax rates to earnings before income tax. These differences result from the items shown on the table above, which result in an income tax expense that varies considerably from the comparable period. The factors that have affected the effective tax rate for the year ended December 31, 2024 and the comparable period of 2023 were changes in the recognition of certain deferred tax assets (primarily related to the prior year's impairment of Morococha and the Shahuindo plant), foreign exchange fluctuations, mining taxes paid, and withholding taxes on payments from foreign subsidiaries.
In October 2024, the Company reached a conclusive agreement with the Mexican tax authorities (the "SAT") to resolve specific disputed items related to income tax filings for the years 2016 through 2022 which were identified upon completion of certain SAT audits (the “Settlement”). As a result, $45.9 million, including $16.3 million in interest charges, was paid to the SAT in October 2024. During the year ended December 31, 2024, the Company recorded a $40.5 million income tax expense, net of a $5.4 million deferred income tax recovery relating to certain deductible items. The Company did not incur any penalties in connection with the Settlement.
Continuity of deferred tax assets and liabilities
The following is the analysis of the deferred tax assets (liabilities) presented in the Consolidated Financial Statements:

	2024	2023
Net deferred tax liabilities, beginning of year	$(461.2)	$(84.4)
Recognized in net earnings in the year	(27.7)	86.8
Initial deferred tax liability associated with the Yamana Acquisition (Note 8)	—	(881.2)
Disposition of mining properties (Note 9)	11.7	419.3
Recognized in other comprehensive income (loss) in year (1)	—	(0.5)
Other	—	(1.2)
Net deferred liabilities, end of year	(477.2)	(461.2)
Deferred tax assets	44.5	80.4
Deferred tax liabilities	(521.7)	(541.6)
Net deferred tax liabilities	$(477.2)	$(461.2)
(1)Deferred tax impact related to unrealized loss on long-term investment (see Note 10(c)).

PAN AMERICAN SILVER CORP.	52

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
Components of deferred tax assets and liabilities
The deferred tax assets (liabilities) are comprised of the various temporary differences, as detailed below:

	2024	2023
Deferred tax assets (liabilities) arising from:
Closure and decommissioning costs	$13.1	$33.9
Tax losses, resource pools and mining tax credits	109.4	84.6
Mineral properties, plant, and equipment	(630.1)	(636.0)
Other temporary differences and provisions	30.4	56.3
Net deferred tax liabilities	$(477.2)	$(461.2)
At December 31, 2024, the net deferred tax liabilities above included the deferred tax assets of $109.4 million, which includes the benefits from tax losses ($52.0 million) and resource pools ($57.4 million). The increase in these deferred tax assets was mainly due to the recognition of previously unbenefited tax attributes for Minera Florida, and to offset the deferred tax liability generated by the net smelter return that was received as consideration on the sale of La Arena. These losses will begin to expire after the 2026 year-end, if unused.
At December 31, 2023, the net deferred tax liabilities above included the deferred tax asset of $84.6 million, which includes the benefits from tax losses ($34.8 million) and resource pools ($49.8 million). An insignificant amount of the losses expired at the end of the 2024 year-end ($0.4 million), with the majority of the losses set to expire after the 2026 year-end, if unused.
Unrecognized deductible temporary differences, unused tax losses and unused tax credits
Deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax assets have been recognized are attributable to the following:

	2024	2023
Operating tax loss	$1,360.3	$1,236.6
Net capital tax loss	32.2	36.5
Resource pools and other tax credits (1)	135.7	174.7
Mineral properties, plant, and equipment	207.7	314.2
Closure and decommissioning costs	239.6	297.6
Other temporary differences	365.2	211.1
	$2,340.7	$2,270.7
(1)Includes tax credits which will begin to expire after 2027 year end, if unused.
Included in the above amounts are operating tax losses, which if not utilized will expire as follows:

At December 31, 2024
	Canada	US	Peru	Mexico	Barbados	Argentina	Chile	Brazil	Netherlands	Total
2025	$—	$2.3	$—	$0.2	$4.7	$—	$—	$—	$—	$7.2
2026	—	0.4	—	—	2.5	—	—	—	—	2.9
2027 – and after	888.3	115.3	0.6	38.2	25.3	150.5	64.4	59.3	8.3	1,350.2
Total tax losses	$888.3	$118.0	$0.6	$38.4	$32.5	$150.5	$64.4	$59.3	$8.3	$1,360.3

At December 31, 2023
	Canada	US	Peru	Mexico	Barbados	Argentina	Chile	Brazil	Netherlands	Total
2024	$—	$15.5	$0.3	$0.3	$—	$—	$—	$—	$—	$16.1
2025	—	9.7	—	0.6	4.7	5.4	—	—	—	20.4
2026 – and after	695.2	146.1	0.4	2.2	20.9	95.1	146.6	88.2	5.4	1,200.1
Total tax losses	$695.2	$171.3	$0.7	$3.1	$25.6	$100.5	$146.6	$88.2	$5.4	$1,236.6

PAN AMERICAN SILVER CORP.	53

Notes to the Consolidated Financial Statements
As at December 31, 2024 and December 31, 2023, and
for the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants, except per share amounts, unless otherwise noted)
30. CONTINGENCIES

The Company is, from time to time, subject to various claims, demands, audits and other proceedings covering matters that arise in the ordinary course of business activities. Such claims and other proceedings often relate to labour, tax, environmental, title, or commercial matters. Each of these matters is subject to uncertainties and it is possible that some of these matters may be resolved unfavorably to the Company and have a financial or operational impact. In this respect, certain conditions may exist as at December 31, 2024 which may result in a loss to the Company. However, the Company believes that none of these matters are expected to have a material effect on the results of operations or financial position of the Company.
Legal Proceedings
The Company is subject to various legal proceedings covering a wide range of matters that arise in the ordinary course of business activities. Many of these claims are from current or ex-employees, or employees of former or current owners of our operations, such as the Quiruvilca-related claims in Peru, which could, in the aggregate, be of significant value. We may also become subject to other civil claims, such as class action lawsuits and commercial disputes. For example, Tahoe became the subject of certain class action lawsuits filed in the United States and Canada in 2017, and ultimately settled these suits in 2024. From time to time, the Company may also be subject to disputes relating to past transactions or which are related to entities or operations previously owned by the Company. The Company has in the past, and continues to, face claims or challenges against title to certain of its surface or mining rights. While we would, where available and appropriate to do so, defend against any such allegations, if we are unsuccessful in our defense of these claims, we may be subject to significant losses or impacts to our operations.
The Company establishes legal provisions for known and potential claims for which payment is probable and can be reliably estimated. The Company also has comprehensive liability insurance coverage; however such insurance does not cover all risks to which we might be exposed and in other cases, may only partially cover losses incurred by the Company.
31. RELATED PARTY TRANSACTIONS

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. Transactions with the Company's subsidiaries have been eliminated on consolidation.
Compensation of key management personnel
Key management personnel compensation is comprised of:

	2024	2023
Short-term employee benefits (1)	$16.9	$9.9
Post-employment benefits (2)	1.8	1.3
Share-based payments (3)	1.0	4.4
	$19.7	$15.6
(1)Includes annual salary and short-term incentives, RSUs, and PSUs paid by the Company.
(2)Includes annual contributions to retirement savings plans made by the Company.
(3)Includes annual stock option and compensation shares.

PAN AMERICAN SILVER CORP.	54